As Filed with the Securities and Exchange Commission on July 30, 2002
                              Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                                GPN NETWORK, INC.
             (Exact Name of Registrant as Specified in its Charter)

    Delaware                         3841                          13-3301899
(State or other          (Primary Standard Industrial          (I.R.S. Employer
 jurisdiction of           Classification Number)                Identification
 incorporation or                                                    Number)
 organization)

                      1901 Avenue of the Stars, Suite 1500
                          Los Angeles, California 90067
                                 (310) 286-2211
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                                 Todd M. Ficeto
                       President, Chief Financial Officer
                                GPN Network, Inc.
                      1901 Avenue of the Stars, Suite 1500
                          Los Angeles, California 90067
                                 (310) 286-2211
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copies to
                           --------------------------
                             Thomas J. Poletti, Esq.
                               Ted Weitzman, Esq.
                           Kirkpatrick & Lockhart LLP
                       10100 Santa Monica Blvd., 7th Floor
                          Los Angeles, California 90067
                            Telephone (310) 552-5000
                            Facsimile (310) 552-5001

 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of Each Class | Amount to be | Proposed Maximum | Proposed  | Amount of
of Securities to be | Registered   | Offering Price   | Maximum   | Registration
Registered          |              | per Share (1)    | Aggregate | Fee
                    |              |                  | Offering  |
                    |              |                  | Price (1) |
--------------------------------------------------------------------------------
Common Stock,       |              |                  |           |
$.001 par value     | 12,200,000   |      $0.06       | $ 732,000 |  $  68
--------------------------------------------------------------------------------
Common Stock,       |              |                  |           |
$.001 par value     |  2,500,000   |      $0.06       |   150,000 |     14
--------------------------------------------------------------------------------
Total Registration  |              |                  |           |
Fee                 |              |                  | $ 882,000 |  $  82
================================================================================
(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.
(2) Represents shares which may be issued upon exercise of warrants issued to the selling stockholder.
                           --------------------------
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

--------------------------------------------------------------------------------
| The information in this prospectus is not complete and may be changed. | | We may not sell these securities until the registration statement filed with | | the Securities and Exchange Commission is effective. This prospectus is not | | an offer to sell these securities and we are not soliciting offers to buy | | these securities in any state where the offer or sale is not permitted. |
--------------------------------------------------------------------------------


                   Subject to Completion, Dated July 30, 2002


                                14,700,000 Shares

                                GPN NETWORK, INC.

                                  COMMON STOCK

         This prospectus relates to 14,700,000 shares of common stock of GPN Network, Inc. that may be sold from time to time by the selling stockholder named in this prospectus. We will not receive any proceeds from the sales by the selling stockholder.
                               -------------------

         Our common stock is traded on the Over-The-Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "GPNN."
                               -------------------

         The securities offered by this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3.

                               -------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -------------------









               The date of this prospectus is ______________, 2002

                               INSIDE FRONT COVER

                                Table of Contents

PROSPECTUS SUMMARY...........................................................1
RISK FACTORS.................................................................3
USE OF PROCEEDS..............................................................7
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS......................7
DIVIDEND POLICY..............................................................7
CAPITALIZATION...............................................................8
SELECTED CONSOLIDATED FINANCIAL DATA.........................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................................10
BUSINESS....................................................................15
MANAGEMENT..................................................................18
CERTAIN TRANSACTIONS........................................................20
PRINCIPAL STOCKHOLDERS......................................................21
DESCRIPTION OF CAPITAL STOCK................................................21
SHARES ELIGIBLE FOR FUTURE SALE.............................................24
THE SELLING STOCKHOLDERS....................................................25
PLAN OF DISTRIBUTION........................................................26
LEGAL MATTERS...............................................................27
EXPERTS.....................................................................27
CHANGE IN INDEPENDENT AUDITORS..............................................27
ADDITIONAL INFORMATION......................................................28
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................F-1

                               -------------------

     Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

     Until _________, 2002 (40 days after the date of this prospectus), all dealers effecting transactions in these securities may be required to deliver a prospectus, even if they do not participate in this offering. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the
   ------------------
SEC at its public reference facilities:

         Public Reference Room Office
         450 Fifth Street, N.W.
         Room 1024
         Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Callers in the United States can also call 1-800-732-0330 for further information on the operations of the public reference facilities.

                           FORWARD-LOOKING STATEMENTS

     In addition to historical information, this prospectus contains statements relating to our future business and/or results, including, without limitation, the statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements include certain projections and business trends that are "forward-looking" within the meaning of the United States Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like "may," "will," "could," "should," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue" and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under "Risk
Factors" and those detailed from time to time in our filings with the SEC, and include, among others, the following:

     o our limited operating history and substantial doubt about our ability to continue as a going concern;

     o continuing depletion of our assets as a result of having no income-producing operations or assets;

     o  our ability to enter into a business combination or asset acquisition;

     o  our ability to obtain additional funds to maintain our operations;

     o any unknown liability or other claims asserted against us as a result of reverse merger; and

     o other factors referenced or incorporated by reference in this prospectus and other filings with the Securities and Exchange Commission.

     These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or to the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements are made only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the notes being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

                                   Our Company

         We are a Delaware corporation and, until July 2001, were engaged in the business, through our subsidiaries, affiliates and strategic alliances, of assisting unaffiliated early-stage development and small to mid-sized emerging growth companies with financial and business development services, including raising capital in private and public offerings. During 2001, due in large part to the decreased availability of investment capital to our target market of Internet related, small growth companies, we failed to meet our revenue targets. A private investor acquired a majority interest in us on July 27, 2001. We installed new management and discontinued our existing operations effective July 27, 2001. We are currently in preliminary negotiations where we may merge with or acquire a record label company and obtain additional capital funding. However, no plan of merger or other agreements have been executed, and we cannot assure you that such a series of transactions will be successfully completed.

                                  The Offering

Common stock offered by selling stockholder..........  14,700,000 shares
Common stock to be outstanding after the offering....  16,677,897 shares
Use of proceeds......................................  We will not receive any proceeds from the sale of
                                                       the common stock.
OTC Bulletin Board.................................... GPNN

         The above information is based on the number of shares of common stock outstanding as of March 31, 2002, and excludes:

        o     632,125   shares  of  common  stock   issuable  upon  exercise  of
              outstanding stock options with a weighted-average exercise price of $2.50 per share; and

        o 4,742,369 shares of common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $3.78 per share.

                             Additional Information

         Our predecessor corporation, Go Public Network, Inc., was incorporated in Nevada in December 1999. Go Public Network, Inc. merged with and into DermaRx Corporation, a Delaware corporation, and changed its name to GoPublicNow.com, Inc. in April 2000. We changed our name from GoPublicNow.com, Inc. to GPN Network, Inc. in November 2000. Our executive offices are located at 1901 Avenue of the Stars, Suite 1500, Los Angeles, California 90067, and our telephone number is (310) 286-2211.

         In this prospectus, the terms "GPN Network," "we," "us," and "our" refer to GPN Network, Inc., a Delaware corporation and its consolidated subsidiaries, as appropriate in the context, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.001 per share, of GPN Network, Inc.

                       Summary Consolidated Financial Data

         The following table presents summary historical consolidated financial information for the years ended December 31, 2000 and 2001, which has been derived from our audited consolidated financial statements included elsewhere in this prospectus, and for the three month periods ended March 31, 2001 and 2002, which has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation for each of the periods presented. The summary historical consolidated financial information does not purport to indicate results of operations as of any future date or for any future period. The summary historical consolidated financial information has been derived from and should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," our audited consolidated financial statements and notes thereto, which are included elsewhere in this prospectus.

                                    Year Ended         Three Months Ended
                                    December 31,            March 31,
                            ------------------------- -------------------------
                                 2001         2000       2002          2001
                                 ----         ----       ----          ----
                                                     (unaudited)   (unaudited)
Consolidated Statements
  of Operations Data:
Revenues..................  $      --    $      --    $    --      $     --
Operating expenses........       19,982         --       50,489          --
                            ------------ ------------ ------------ ------------
Operating loss............      (19,982)        --      (50,489)         --
Other income (expenses)...       (1,662)        --       (1,802)         --
                            ------------ ------------ ------------ ------------
Net loss from continuing
  operations..............      (21,644)        --      (53,891)         --
                            ------------ ------------ ------------ ------------
Net loss from discontinued
  operations..............   (1,860,727)  (2,060,469)      --        (798,706)
                            ------------ ------------ ------------ ------------
Net Loss..................  $(1,882,371) $(2,060,469) $ (53,891)   $ (798,706)
                            ============ ============ ============ ============

Basic and diluted loss per
  common share from:(1)
   continuing operations... $      0.00  $      --   $     0.00    $     --
   discontinued operations. $     (0.17) $     (0.20) $    --      $    (0.08)
                            ------------ ------------ ------------ ------------
 Basic and diluted loss
   per share..............  $     (0.17) $     (0.20) $    0.00    $    (0.08)
                            ============ ============ ============ ============
Basic and diluted weighted
   average common shares
   outstanding............   11,366,075   10,346,821   15,789,008   10,399,786
                            ============ ============ ============ ============
--------------

(1) See note 3 of the notes to financial statements for a description of the computation of net income (loss) per share and the number of shares used in the per share calculation.

                                                              March 31, 2002
                                                            --------------------
                                                                (unaudited)
Balance Sheet Data:
Cash and cash equivalents.................................          $ 2,826
Working capital (deficit).................................         (496,982)
Total current assets......................................            2,826
Total assets..............................................            2,826
Total current liabilities.................................          499,808
Note payable to affiliate.................................           51,765
Total liabilities.........................................          551,573
Total stockholders' equity (deficit)......................         (548,747)

                                  RISK FACTORS

         This offering and any investment in our common stock involve a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

         Because we are currently inactive and have no business plan, industry specific business risks and uncertainties cannot be ascertained.

                     RISKS RELATED TO OUR FINANCIAL RESULTS

The auditor's report contains a statement that our net loss and negative cash flows raise substantial doubt about our ability to continue as a going concern.

         Our independent certified public accountants have stated in their report included elsewhere in this prospectus that we have incurred significant losses from operations and significant negative cash flows from operations, have an accumulated deficit and a lack of operations history, among other matters, that raise substantial doubt about our ability to continue as a going concern. We hope to continue to fund operations through additional debt and equity financing arrangements that we believe may be insufficient to fund our capital expenditures, working capital, and other cash requirements for the year ending December 31, 2002. Therefore, we may be required to seek additional funds to finance our long term operations. The successful outcome of future activities cannot be determined at this time and there are no assurances that if achieved, we will have sufficient funds to execute our intended business plan or generate positive operation results.

We have a limited operating history, we currently do not have a business plan and we may never be profitable.

         We were incorporated in December 1999 and began generating revenue in the third quarter of 2000. As of July 2001, we discontinued our existing operations. We currently do not have a business plan and there is no assurance that we will develop a business plan that will be successful. If we seek to grow our business, then we expect that our operating expenses will increase. As a result, we will need to increase our revenue to become profitable, and if our revenue does not grow as expected, or increases in our expenses appreciably exceed our expectations, we may never achieve profitability or positive cash flow. If we do achieve profitability and/or positive cash flow, there can be no assurance that we will be able to sustain it or improve upon it on a quarterly or annual basis for future periods.

                          RISKS RELATED TO OUR BUSINESS

We have no income-producing operations or assets, which, as a result, will cause a continuing depletion of our assets.

         We presently have no income-producing operations or assets. Unless we develop a business plan that results in income-producing operations or assets, or we enter into a business combination or acquisition of assets resulting in operational income, our assets will continue to be depleted.

There is no assurance that we will be able to enter into a business combination or asset acquisition.

         We are in preliminary negotiations with respect to the acquisition of a record label company. However, no plan of merger or other agreement has been executed, and unless we are able to enter into such an agreement, we will have to acquire additional capital to maintain our operations. Even if we were to enter into such a business combination or asset acquisition, there is no assurance that the transaction will result in successful income-producing operations.

There is no assurance that we will be able to obtain additional funds to maintain our operations.

         To date, we have not generated significant revenue and we have limited cash liquidity and capital resources. We do not offer any products or services from which we can derive revenue. We currently do not have a business plan for our operations. Our future capital requirements will depend, in the near-term, completely on obtaining additional debt or equity funding from new or existing investors, which we believe may be insufficient to fund our capital expenditures, working capital and other cash requirements for the fiscal year ending December 31, 2002. Any equity financings would result in dilution to our then-existing stockholders. Furthermore, the possible sale of restricted shares issued and outstanding may, in the future, dilute the percentage of free-trading shares held by a stockholder or subsequent purchaser of our securities in the market, and may have a depressive effect on the price of our securities. Further, such sales, if substantial, might also adversely affect our ability to raise additional equity capital in the future. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to us.

         In connection with our preliminary negotiations to merge with or acquire a record label company, we are also in discussions to enter into an agreement where we would acquire additional capital needed to continue our existence. However, no such agreement has been executed, and there is no assurance that these fund raising efforts will be successful and on terms favorable to us. The successful outcome of these preliminary negotiations or any other future activities cannot be determined at this time, and there are no assurances that, if any can be achieved, we will have sufficient funds to execute a business plan or generate positive operating results. If adequate funds are not obtained, we may not be able to continue our operations.

Risks of unknown liabilities as a result of reverse merger

         We became a publicly traded company through a reverse merger with an unrelated company, which had prior operations in an unrelated business. There may be potential liabilities incurred by the prior business, which are unknown to us for which we may be held liable. We have no insurance for liabilities incurred as a result of business conducted prior to the reverse merger.

Control by officer, director and majority stockholder

         We are controlled by Todd M. Ficeto, who beneficially owns 76.7% of our outstanding common stock. Mr. Ficeto serves as our only officer and sole member of the board of directors. As a result, Mr. Ficeto is able to elect a majority of our board of directors, to dissolve, merge, or sell our assets, and to direct and control our operations, policies, and business decisions.

Sales of additional common stock may adversely affect our market price.

         The sale or the proposed sale of substantial amounts of our common stock in the public market could materially adversely affect the market price of our common stock or other outstanding securities. As of March 31, 2002, Todd M. Ficeto, our sole officer and director, beneficially owned 12,200,000 shares of common stock and warrants for the purchase of an additional 2,500,000 shares. Of these shares, we have entered into an investor rights agreement with respect to 5,000,000 shares and the shares underlying the warrants. The sale of a large amount of shares by Mr. Ficeto, or the perception that such sales may occur, could adversely affect the market price for our common stock or other outstanding securities.

The cost of maintaining the registration of our stock under Section 12(g) of the Securities Exchange Act of 1934 will continue to increase our overhead and deplete our assets.

         The cost of complying with the reporting requirements created by the registration of our common stock has been fairly substantial and the cost of continuing to file all necessary reports with the Securities and Exchange Commission and obtain the necessary accountings will continue to drain our capital reserves. These costs will continue to materially increase our administrative overhead and accelerate the depletion of our assets.

The registration of additional shares of common stock under the Securities Act of 1933 will cause further losses.

         In January 2002, we entered into an investor rights agreement granting Todd M. Ficeto, our sole officer and director, certain registration rights with respect to 5,000,000 shares of common stock and 2,500,000 shares of common stock underlying warrants. We expect that the legal, accounting, and other costs associated with the registration of those shares will be substantial and cause further losses.

                         RISKS RELATED TO THIS OFFERING

The market price for our common stock may continue to be volatile.

         The market price for our common stock reached a high of $3.50 per share during the first quarter of 2001 and a low of $0.02 per share during the fourth quarter of 2001. In addition, our common stock has experienced volume fluctuations and periods of infrequent trading. These market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. If we are unable to develop a business plan, the market price and volume of our common stock may also be materially adversely affected and we may experience difficulty in raising capital.

There is no assurance of an established public trading market.

         Although our common stock trades on the NASD OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

         In the event that our common stock is not included on the OTC Bulletin Board and do not qualify for the NASDAQ Stock Market, quotes for the securities may be included in the "pink sheets" for the over-the-counter market, which provides even less liquidity than the OTC Bulletin Board.

Our common stock is considered a "penny stock."

         Our common stock is considered to be a "penny stock" because it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under
Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than five dollars ($5.00) per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than five dollars (5.00) per share; or (iv) is issued by a company with net tangible assets less than $2,000,000, if in business more than a continuous three years, or with average revenues of less than $6,000,000 for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect trading and liquidity.

         Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

         Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.



             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Our common stock began trading on the OTC Bulletin Board operated by Nasdaq on November 9, 2000 under the symbol "GPNN". From April 7 to November 8, 2000 our common stock was traded under the symbol "GNOW". Prior to April 6, 2000, our common stock traded under the symbol "DMRX". The following table sets forth the range of reported high and low sales prices for our common stock for the periods indicated, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

  Fiscal 1999:                                   High           Low
                                                ------        ------
       1st Quarter...........................   $67.38         $1.48
       2nd Quarter...........................    24.90          6.25
       3rd Quarter...........................     2.25          0.75
       4th Quarter...........................     3.12          0.05
  Fiscal 2000:
       1st Quarter...........................    $3.75         $0.08
       2nd Quarter...........................     6.63          0.75
       3rd Quarter...........................     3.50          1.34
       4th Quarter...........................     3.50          1.19
  Fiscal 2001:
       1st Quarter...........................    $3.50         $1.63
       2nd Quarter...........................     2.75          0.24
       3rd Quarter...........................     0.38          0.14
       4th Quarter...........................     0.18          0.02
  Fiscal 2002:
       1st Quarter...........................    $0.08         $0.04
       2nd Quarter...........................     0.04          0.03
       3rd Quarter (through July 24, 2002)...     0.03          0.07

         As of the date of this prospectus, we have approximately 341 holders of record and approximately 347 beneficial owners of our common stock.



                                 DIVIDEND POLICY

         We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2002, on an actual basis. The table does not include 632,125 shares of our common stock issuable upon the exercise of outstanding stock options or 4,742,369 shares of our common stock issuable upon the exercise of outstanding warrants as of March 31, 2002, which were comprised of warrants to purchase 2,242,369 shares having a weighted average exercise price of $7.97 and a warrant to purchase 2,500,000 shares that was issued to Todd M. Ficeto, our sole director and officer, at an exercise price equal to $0.03 per share. You should read this table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes.

                                                               March 31, 2002
                                                               --------------

Note payable to affiliate...................................    $    51,765
                                                                ------------

Stockholders' deficit Preferred stock, 0.001 par value:
  10,000,000 shares authorized, no shares outstanding.......           --
  Common stock, $0.001 par value; 50,000,000 shares
    authorized, 16,677,897 shares issued and outstanding
    at March 31, 2002.......................................         16,678
  Additional paid-in capital................................      3,431,306
  Accumulated deficit.......................................     (3,996,731)
                                                                ------------
  Total stockholder's deficit...............................       (548,747)
                                                                ------------
  Total capitalization......................................    $  (496,982)
                                                                ============

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents summary historical consolidated financial information for the years ended December 31, 2000 and 2001, which has been derived from our audited consolidated financial statements included elsewhere in this prospectus and for the three month periods ended March 31, 2001 and 2002, which has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation for each of the periods presented. The summary historical consolidated financial information does not purport to indicate results of operations as of any future date or for any future period. The summary historical consolidated financial information has been derived from and should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," our audited consolidated financial statements and notes thereto, which are included elsewhere in this prospectus.

                                    Year Ended         Three Months Ended
                                    December 31,            March 31,
                            ------------------------- -------------------------
                                 2001         2000       2002          2001
                                 ----         ----       ----          ----
                                                     (unaudited)   (unaudited)
Consolidated Statements
  of Operations Data:
Revenues..................  $      --    $      --    $    --      $     --
Operating expenses........       19,982         --       50,489          --
                            ------------ ------------ ------------ ------------
Operating loss............      (19,982)        --      (50,489)         --
Other income (expenses)...       (1,662)        --       (1,802)         --
Provision for
  income taxes............         --           --       (1,600)         --
                            ------------ ------------ ------------ ------------
Net loss from continuing
  operations..............      (21,644)        --      (53,891)         --
                            ------------ ------------ ------------ ------------
Net loss from discontinued
  operations..............   (1,860,727)  (2,060,469)      --        (798,706)
                            ------------ ------------ ------------ ------------
Net Loss..................  $(1,882,371) $(2,060,469) $ (53,891)   $ (798,706)
                            ============ ============ ============ ============

Basic and diluted loss per
  common share from:(1)
   continuing operations... $      0.00  $       --   $    0.00    $     --
   discontinued operations. $     (0.17) $     (0.20) $     --     $    (0.08)
                            ------------ ------------ ------------ ------------
 Basic and diluted loss
   per share..............  $     (0.17) $     (0.20) $    0.00    $    (0.08)
                            ============ ============ ============ ============
Basic and diluted weighted
   average common shares
   outstanding............   11,366,075   10,346,821   15,789,008   10,399,786
                            ============ ============ ============ ============
--------------

(1) See note 3 of the notes to financial statements for a description of the computation of net income (loss) per share and the number of shares used in the per share calculation.




                                        December 31, 2001     March 31, 2002
                                       ------------------    ------------------
                                                                (unaudited)
Balance Sheet Data:
Cash and cash equivalents..............  $     5,275            $     2,826
Working capital (deficit)..............     (582,632)              (496,982)
Total current assets...................        5,964                  2,826
Total assets...........................        5,964                  2,826
Total current liabilities..............      588,596                499,808
Note payable to affiliate..............       51,000                 51,765
Total liabilities......................      639,596                551,573
Total stockholders' equity (deficit)...     (633,632)              (548,747)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" and elsewhere in this prospectus.

Overview

         Pursuant to an acquisition agreement effective April 6, 2000, GPN-Nevada completed a transaction whereby it was merged with and into DermaRX and the separate corporate existence of GPN-Nevada ceased. The transaction was recorded as a "reverse acquisition" where GPN-Nevada was considered to be the accounting acquirer as it retained control of DermaRx after the merger. Simultaneously with the merger, the name DermaRx was changed to GoPublicNow.com, and all the outstanding shares of common stock of GPN-Nevada were exchanged on a one-for-one basis for shares of our common stock. Immediately prior to the merger, the common stock of DermaRx was reduced by a one for five reverse stock split. On November 8, 2000, we changed our name from GoPublicNow.com to GPN Network, Inc.

         During 2001, due in large part to the decreased availability of investment capital to our target market of Internet related, small growth companies, we failed to meet our revenue targets. On July 27, 2001, a majority interest in us was acquired by a private investor, and we installed new management. Our new management discontinued our existing operations effective July 27, 2001. As a result, our operations through December 31, 2001 are reported as discontinued operations. We currently do not have any plan of operations and there can be no assurance that a plan will be adopted in the next twelve months. We are in negotiations where we may merge with or acquire a record label company and obtain additional funding for working capital and other cash requirements, although discussions are only preliminary and no plan of merger or other agreements have been executed.

         The financial statements and notes thereto for the years ended December 31, 2001 and 2000 and for the three months ended March 31, 2002 and 2001 are presented in accordance with APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions" ("APB No. 30"). Pursuant to APB No. 30, the Consolidated Statements of Operations for the years ended December 31, 2001 and 2000 and for the three months ended March 31, 2002 and 2001 reflect the loss from discontinued operations as a single line item. The discussion below is based upon the detail line items of the consolidated statements of operations, and not upon this summary presentation.

Critical Accounting Policies

         The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to revenue recognition and concentration of credit risk. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We believe that of the significant accounting policies used in the preparation of our consolidated financial statements (see Note 3 to the Consolidated Financial Statements), the following are critical accounting policies, which may involve a higher degree of judgment, complexity and estimates.

     Income Taxes

         The accounting for income taxes includes the recognition of deferred tax assets and liabilities for the future tax consequences of events that have been recognized in a company's financial statements or tax returns. A valuation allowance is recorded against deferred tax assets based on an assessment of the realizability of the deferred tax asset in future years.

Three Months Ended March 31, 2002 Compared To
The Three Months Ended March 31, 2001

     Revenue

         Because we discontinued our only revenue producing activity during 2001, there is no revenue from continuing operating activities shown on the consolidated statement of operations for the three months ended March 31, 2002. During the three months ended March 31, 2001, we recognized $2,587 of revenue, which was derived primarily from listing fees.

     Employee Compensation

         There was no employee compensation from continuing operations during the three months ended March 31, 2002. During the three months ending March 31, 2001, there was $295,701 of employee compensation which consisted primarily of officer and employee salaries.

     Selling, General and Administrative Expenses

         Selling, general, and administrative expenses from continuing operations were $50,489 for the three months ended March 31, 2002, which is an 84% decrease from selling, general and administrative expenses of $309,571 for the three months ended March 31, 2001. The primary components of this amount for the three months ended March 31, 2002 were legal and accounting fees. The decrease was caused by decreased depreciation, amortization, rent, advertising, and internet fees due to the discontinuation of our business activities.

     Interest Income and Expense

         Interest expense for the three months ended March 31, 2002 was $1,802. Interest income for the three months ended March 31, 2001 was $3,813. The net difference of $5,615 is due to lower cash balances during 2002 and an increase in interest bearing debt.

     Net Loss

         For the reasons stated above, we had a net loss of $53,891 for the three months ended March 31, 2002 which is a 93% decrease from the net loss of $798,706 for the three months ended March 31, 2001.

Year Ended December 31, 2001 Compared To The Year Ended December 31, 2000

     Revenue

         Because we discontinued our only revenue producing activities during 2001, there is no revenue from continuing operating activities shown on the consolidated statement of operations for the year ended December 31, 2001. For the year ended December 31, 2001, we recognized revenue of $59,668 from discontinued operations, which was derived primarily from e-commerce consulting and business development services. For the year ended December 31, 2000, we recognized $174,011 of revenue from discontinued operations, which was derived primarily from e-commerce consulting, business development services, and listing fees.

     Employee Compensation

         There was no employee compensation from continuing operations during the year ended December 31, 2001 or 2000. There was employee compensation from discontinued operations of $508,973 and $1,173,990, respectively, for the year ended December 31, 2001 and 2000. These amounts were composed primarily of officer and employee salaries.

     Selling, General, and Administrative Expenses

         During the year ended December 31, 2001, there was $19,982 of selling, general and administrative expenses from continuing operations. This amount was composed of legal and accounting fees. There was no selling, general, and administrative expense from continuing operations for the year ended December 31, 2000. Also during the year ended December 31, 2001, there was $1,434,914 of selling, general, and administrative expenses from discontinued operations, consisting primarily of legal and accounting fees, impairment expense, depreciation and amortization, rent, advertising, and internet content and service fees. During the year ended December 31, 2000, there was $1,108,601 of selling, general, and administrative expenses from discontinued operations, which were composed primarily of legal and accounting fees, depreciation and amortization, rent, advertising, and internet content and service fees.

     Interest Income and Expense

         During the year ended December 31, 2001, there was no interest income from continuing operations, and there was $1,662 of interest expense from continuing operations, consisting of interest on notes payable. Also during the year ended December 31, 2001, there was $4,357 of interest income from discontinued operations. During the comparable year in 2000, there was $62,511 of interest income from discontinued operations. The difference is due to higher cash balances maintained in 2000.

     Loss From Continuing Operations

         For the reasons stated above, we had a net loss from continuing operations of $19,982 for the year ended December 31, 2001. There was no continuing operating activity for the year ended December 31, 2000.

     Loss From Discontinued Operations

         During the year ended December 31, 2001, we recorded a net loss from discontinued operations of $1,860,727. This amount consists of the loss from discontinued operations from January 1, 2001, through July 27, 2001, the date of discontinuance, of $1,456,924, plus the loss on disposal of discontinued operations of $403,803. The loss from discontinued operations is composed primarily of the loss due to the impairment of assets, officer and employee salaries, and facilities expense, including rent. The loss from disposal of discontinued operations represents the loss from discontinued operations from the date of discontinuance through December 31, 2001. This amount is composed primarily of the loss due to the impairment of assets, officer and employee salaries, and facilities expenses, including rent. The loss from discontinued operations was $2,060,469 during the year ended December 31, 2000.

     Net Loss

         For the reasons stated above, our net loss for the year ended December 31, 2001 was $1,882,371 compared to a net loss for the year ended December 31, 2000 of $2,060,469.

Liquidity and Capital Resources

         At March 31, 2002, we had $2,826 in current assets, all of which was cash. Also, at March 31, 2002, current liabilities were $499,808 resulting in negative working capital of $496,982. During the three months ended March 31, 2002, we used cash in our discontinued operating activities of $103,185 and in our continuing operating activities of $27,040. During the three months ended March 31, 2002, we had net cash from financing activities of $127,776.

         We are currently inactive. There is no guarantee that we will locate or develop a viable business model, and there is no guarantee that we will be able to generate sufficient revenue to fund future operations. As a result, we expect our operations to continue to use net cash, and we may be required to seek additional debt or equity financings during the coming quarters. There can be no assurance that we will be able to consummate debt or equity financings in a timely manner on a basis favorable to us, or at all. We are currently engaged in preliminary discussions regarding possible business combinations or asset acquisitions but no definitive arrangements are yet in place and there can be no assurance that any transaction will be consummated.

Going Concern

         Our independent certified public accountants have stated in their report included elsewhere in this prospectus that we have incurred a net loss and negative cash flows from operations of $1,882,371 and $1,018,867, respectively, for the year ended December 31, 2001, and have a lack of operational history, among other matters, that raise substantial doubt about our ability to continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. In the absence of significant revenue and profits, and since we have no specific operational business plan, in order to fund operations, we will be completely dependent on additional debt and equity financing arrangements, which we believe may be insufficient to fund our capital expenditures, working capital and other cash requirements for the year ending December 31, 2002. Therefore, we may be required to seek additional funds to finance our long-term operations. The successful outcome of future activities cannot be determined at this time and there are no assurances that if it can be achieved, we will have sufficient funds to execute a business plan or generate positive operating results.

Recently Issued Accounting Pronouncements

         In July 2001, FASB issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," which is effective for business combinations initiated after June 30, 2001. SFAS No. 141 eliminates the pooling of interests method of accounting for business combinations and requires that all business combinations occurring on or after July 1, 2001 are accounted for under the purchase method. We do not expect SFAS 141 to have a material impact on our financial statements.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after March 15, 2001. SFAS 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. In addition, SFAS 142 expands the disclosure requirements about goodwill and other intangible assets in the years subsequent to their acquisition. Impairment losses for goodwill and indefinite-life intangible assets that arise due to the initial application of SFAS 142 are to be reported as resulting from a change in accounting principle. However, goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the provisions of SFAS 142. We do not expect SFAS 142 to have a material effect on our financial statements.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and is effective for fiscal years beginning after June3 15, 2002. We do not expect SFAS 143 to have a material impact on our financial statements.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within these fiscal years, with early adoption encouraged. We do not expect SFAS 144 to have a material impact on our financial statements.

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. We do not expect adoption of SFAS No. 145 to have a material impact, if any, on our financial position or results of operations.

                                    BUSINESS

Company Overview

         We are a Delaware corporation and, until July 2001, were engaged in the business, though our subsidiaries, affiliates and strategic alliances, of assisting unaffiliated early-stage development and small to mid-sized emerging growth companies with financial and business development services, including raising capital in private and public offerings. During 2001, due in large part to the decreased availability of investment capital to our target market of Internet related, small growth companies, we failed to meet our revenue targets. A private investor acquired a majority interest in us on July 27, 2001. We installed new management and discontinued our existing operations effective July 27, 2001. We are currently in preliminary negotiations where we may merge with or acquire a record label company and obtain additional capital funding. However, no plan of merger or other agreements have been executed and we cannot assure you that such a series of transactions will be successfully completed.

Company Background

         Our predecessor corporation, Go Public Network, Inc., was originally organized as a Nevada corporation ("GPN-Nevada") in December 1999. Effective April 6, 2000, GPN-Nevada completed a reverse merger with DermaRx Corporation ("DermaRx"), a Delaware corporation, the shares of which were traded on the OTC Bulletin Board maintained by the National Association of Securities Dealers Inc. (the "NASD"). As a result of the merger, GPN-Nevada was merged into DermaRx Corporation, DermaRx changed its name to GoPublicNow.com, Inc., and the trading symbol was changed to "GNOW." Also in connection with the merger, all of the outstanding shares of common stock of GPN-Nevada were exchanged on a one-for-one basis for shares of our common stock. Just prior to the merger, DermaRx completed a one-for-five reverse stock split. At the time of the merger and subsequent to the reverse stock split, DermaRx had 766,117 shares outstanding. By virtue of the merger, the shareholders of GPN-Nevada acquired 10,217,330 shares of our common stock and consequently obtained majority control of the issued and outstanding shares of the combined entities. The total issued and outstanding shares of the combined entities immediately subsequent to the merger was 10,967,447 shares. Subsequent to the date of the merger, we repurchased 200,000 of the shares issued pursuant to the merger for $300,000 cash. Also, subsequent to the date of the merger, we reached an agreement with certain previous shareholders of DermaRx whereby 266,000 of the 766,117 shares issued in the merger were cancelled. The combined effect of these transactions was that a net of 300,117 shares were issued in the merger. Effective November 8, 2000, we changed our name to GPN Network, Inc. The shares of our common stock are traded on the NASD OTC Bulletin Board under the symbol "GPNN."

Corporate Structure

         We have one inactive subsidiary, GPN Securities, Inc. ("GPN Securities"), and two other subsidiaries, GoBizNow.com ("GoBiz") and GoNow Securities, Inc. ("GoNow"), were dissolved or sold in 2002. We created GPN Securities with the intention of providing retail broker dealer services, although it has never been active.

         GoBiz was intended to provide services to assist companies in business development and expansion. These services included web development, web marketing and early corporate development. In April 2000, we provided initial funding of $200,000 for GoBiz. Also, in April 2000, we commenced a private placement memorandum, and sold 294,000 shares of common stock of GoBiz for
$429,450, net of offering costs of $85,050. An additional 568,500 shares of GoBiz were issued to officers and consultants. In May 2001, we completed the acquisition of the minority interest in GoBiz whereby 1.4 shares of our common stock were exchanged for every one issued and outstanding share of GoBiz's common stock. Pursuant to this transaction, we committed to issue 1,207,500 shares of our common stock to stockholders of GoBiz. Our new management is in negotiations to reduce the number of shares to be issued to certain officers and employees holding 568,500 shares of GoBiz's common stock which, unless reduced, could result in the issuance of 795,900 shares of our common stock. We dissolved GoBiz on June 13, 2002.

         We created GoNow for the purpose of acquiring 50% of the ownership of a securities broker-dealer business then in formation by an independent third party under the name Independent Advantage Financial & Insurance Services, Inc. GoNow was approved for membership to the NASD on October 24, 2000 and was authorized to conduct investment banking activities, offer private placements of corporate equities on a best efforts basis, and provide mutual funds and annuities to its clients. On March 26, 2002, we completed the sale of GoNow for net proceeds of $5,000.

Operations

         Effective with the change of control which occurred on July 27, 2001, we took actions to discontinue our existing operations. Currently, we have made the decision to hold ourselves inactive until such time as an appropriate business plan can be developed. We are currently unable to determine when such a business plan will be developed, if at all.

Employees

         At June 30, 2001, we had no employees. Todd Ficeto is our sole director and officer. We currently use the services of one consultant.

Properties

         Until May 31, 2001, we and our subsidiaries leased 5,889 square feet of office space in Irvine, California, at a monthly cost of $13,700. We are in default of the terms of this lease and have accrued $123,492 under net liabilities from discontinued operations in our balance sheet as of December 31, 2001 and March 31, 2002. We are currently in negotiations with our landlord to resolve this dispute. We are currently located in 200 square feet of office space in Los Angeles, California, which is provided rent-free by a company controlled by our majority stockholder.

Legal Proceedings

         On December 4, 2001, a complaint captioned SILVER & DEBOSKEY V. GPN NETWORK, INC. (F/K/A GOPUBLICNOW.COM F/K/A DERMARX, INC. OR DERMARX CORPORATION) was filed in District Court in Denver, Colorado (Case No. 01 CV 6678). The complaint seeks compensation for legal services allegedly rendered to DermaRx in the amount of $18,693.20, plus post judgment interest. GPN failed to file a responsive pleading to the action. Consequently, on or about February 19, 2002, Silver & Debosky filed with the court a motion for entry of default judgment, requesting an entry of default for the total amount of $18,693.20, which was denied by the court on March 19, 2002. On March 8, 2002, GPN filed an answer. The outcome of litigation is uncertain and there can be no assurance that GPN will be successful in its defense.

         On October 9, 2001, GPN filed a complaint against Bruce A. Berman and Jeffrey M. Diamond (former officers of GPN) and The Summit Real Estate Group, Inc. ("Summit") in Orange County Superior Court (Case No. 01CC12872). The complaint alleges four causes of action: (1) breach of fiduciary duty, (2) rescission, (3) fraud, and (4) civil conspiracy. The complaint requests damages in the amount of not less than $100,000 and punitive damages. On or about November 20, 2001, Bruce A. Berman filed, concurrently with his answer, a verified cross-complaint against GPN for indemnity, declaratory relief, breach of contract, failure to pay wages, unfair business practices, and breach of implied covenant of good faith and fair dealing. The complaint alleges that GPN failed to pay Mr. Berman accrued wages and other compensation in the amount of $60,000. On January 23, 2002, GPN filed a first amended complaint, naming an additional defendant, Timothy C. Capps. In July 2002, GPN reached resolution of its disputes with its former officers. In connection with the resolution, GPN received a waiver of all claims, indemnification for claims by a former landlord related to back and future rent for premises occupied by GPN before August 2001, and the return of shares of GPN's common stock. In return, GPN waived all of its claims and paid $20,000.

         We occasionally become involved in litigation arising from the normal course of business. Other than the foregoing, we believe that any liability with respect to pending legal actions, individually or in the aggregate, will not have a material adverse effect on our business, financial condition and results of operations.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

         Todd M. Ficeto is the Company's sole officer and director. Executive officers are elected annually by the Board of Directors. Board members serve one-year terms until their death, resignation or removal by the Board of Directors.

                    Name            Age              Position
--------------------------------   ----    ----------------------------------
Todd M. Ficeto..................    35     Chief Executive Officer, President,
                                           Chief Financial Officer, Secretary
                                           and Director

         Todd M. Ficeto became the Company's sole director, Chief Financial Officer and Secretary in July 2001 in connection with his acquisition of the majority of the Company's common stock. In August 2001, he was also elected to Chief Executive Officer and President. Mr. Ficeto founded VMR Capital Markets, U.S. in 1995 and is currently its President and Chairman. Mr. Ficeto has been in the investment banking industry since 1989.

Directors' Compensation

         Directors, whether or not our employees or employees of any of our subsidiaries, may receive an annual fee for their services as directors in an amount fixed by resolution of the Board plus other compensation, including options to acquire our capital stock, in an amount and of a type fixed by resolution of the Board, and, in addition, a fixed fee, with or without expenses of attendance, may be allowed by resolution of the Board for attendance at each meeting, including each meeting of a committee of the Board. We currently do not compensate our directors for attending our Board or committee of the Board meetings.

Limitations on Directors' Liability and
Indemnification of Directors and Officers

         Our certificate of incorporation eliminates the personal liability of directors for monetary damages for breach of their duties as directors to the fullest extent permitted under Delaware law. Delaware law provides that this provision does not eliminate the liability of a director for:

o A breach of his or her duty of loyalty to the corporation or its stockholders;

o An act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

o An unlawful payment of a dividend or an unlawful stock repurchase or redemption; or

o    A transaction from which the director derived an improper personal benefit.

         Delaware law permits a corporation to indemnify, subject to specified terms and conditions, its directors, officers, employees and other agents expenses, judgments, fines, settlements and other amounts that they may incur in connection with pending, threatened or completed legal actions or proceedings that are based upon their services as directors, officers, employees or other agents of the corporation or that are based upon their services as directors, officers, employees or other agents of other specified entities. Our bylaws permit us to indemnify our directors, officers, employees or other agents against the expenses, judgments, fines, settlements and other amounts that are described in the preceding sentence. Delaware law also provides that a corporation is entitled to purchase indemnification insurance on behalf of any such directors, officers, employees or agent and to enter into indemnification agreements with such persons.

         We believe the provisions of our certificate of incorporation and bylaws described above are necessary in order to attract and retain qualified directors and executive officers. We have been advised that, insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to these agreements and provisions, the SEC's opinion is that such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in connection with this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         The  limitation  on liability  and  indemnification  provisions  in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent that we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions. At present, there is no pending lawsuit or other proceeding involving any of our directors or officers in which indemnification from us is sought, nor are we aware of any threatened lawsuit or proceeding that may result in claims for indemnification.

Executive Compensation

     Summary Of Cash And Other Compensation For The Years Ended
     December 31, 2001 And 2000

         The summary compensation table shows certain compensation information for services rendered in all capacities for the years ended December 31, 2001 and 2000. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries. Neither person received bonus awards, stock options or certain other compensation, whether paid or deferred, during the periods indicated.

                                                       Annual Compensation
                                                       -------------------
      Name and Principal Position         Year              Salary ($)
-------------------------------------    ------        -------------------

Todd M. Ficeto (1)...................     2001                   0

Bruce Berman (2).....................     2001                91,067
                                          2000               115,620

--------------------

(1) Todd M. Ficeto became our Chief Financial Officer and Secretary in July 2001 and Chief Executive Officer and President in August 2001.
(2) Bruce Berman was our Founder, President and Chief Executive Officer from inception until July 2001. Mr. Berman received an annual salary of $120,000. Mr. Berman also received a net car allowance of $1,349. In his capacity as a director of GoBizNow, he received $1,000 per quarter, and as Chairman of GoBizNow, Mr. Berman received a monthly salary of $2,500.
     Mr. Berman had declined our offer of health insurance and instead received a net amount of $100 per month in lieu thereof. All of these items are included in the "Salary" column of the summary compensation table.

     Stock Options

         We have both an Incentive Stock Option Plan and an Executive Stock Option Plan that were utilized in prior years when we operated as DermaRx. There are currently no options outstanding under either of these Plans and we do not intend to issue any options under either of these Plans. We may introduce a new employee stock option plan at the discretion of the Board of Directors. On January 2, 2001, we declared a stock bonus payable to non-officer employees. The total number of shares issued pursuant to this bonus was 17,250, all of which were restricted shares of common stock. From time to time, at the recommendation of management, our Board of Directors had granted stock options to various employees. These options were issued pursuant to individual grants and were not under an existing plan.



                              CERTAIN TRANSACTIONS

         Pursuant to the terms of a stock purchase agreement dated as of July 27, 2001, Todd M. Ficeto, our sole officer and director, acquired 7,200,000 shares of our common stock from The Berman Family Trust. Mr. Ficeto paid $275,000 for the shares.

         On August 3, 2001, we received a loan from Mr. Ficeto in the amount of $27,000. The amount plus interest accrued at the rate of 6% is due on demand.

         On September 7, 2001, we received a loan for $50,000 from Value Management & Research AG, a company controlled by Mr. Ficeto. The amount plus interest accrued at the rate of 6% is due on September 8, 2003.

         On January 8, 2002, Mr. Ficeto purchased 2,500,000 Units from us, each Unit consisting of two shares of our common stock and one warrant, for a purchase price of $138,776, net of offering costs of $11,224. The warrants and shares of our common stock were immediately detachable. The transaction resulted in the issuance of 5,000,000 shares of our common stock and warrants exercisable for 2,500,000 shares of our common stock. The warrants are immediately exercisable and terminate January 7, 2007. The warrants automatically adjust upon certain events, including any stock splits, dividends or distributions, reclassification, capital reorganization, merger or consolidation. In connection with the purchase of the Units, we entered into an Investor Rights Agreement with Mr. Ficeto granting certain registration rights with respect to the shares of our common stock.

         On July 15, 2002, we received a loan for $25,000 from Mr. Ficeto. The amount plus accrued interest at the rate of 8% is due on demand.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of March 31, 2002, with respect to (i) Todd M. Ficeto, who is the only person known to us who beneficially owns more than five percent of the outstanding shares of our common stock, and who is our sole officer and director, and (ii) our officers and directors as a group. The address of Mr. Ficeto is: c/o GPN Network, Inc., 1901 Avenue of the Stars, Suite 1500, Los Angeles, California 90067.

                                                         Percentage of Shares
                                                         Beneficially Owned(1)
                                                         ---------------------
                                    Number of Shares     Before     After
 Name of Beneficial Owner           Beneficially Owned   Offering   Offering
---------------------------------   ------------------   --------   --------

  Todd M. Ficeto ................     14,700,000 (2)        76.7%     76.7%
  All officers and directors
     as a group (1 person)(3)....     14,700,000 (2)        76.7%     76.7%

-------------------------
(1) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 16,677,897 shares of common stock outstanding as of March 31, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exercise of that particular holder's options and/or warrants. However, we did not assume the exercise of any other holder's options or warrants.
(2) Includes 2,500,000 shares of common stock issuable upon exercise of currently exercisable warrants.
(3)  Mr. Berman resigned as our President and Chief Executive Officer in
     July 2001.



                          DESCRIPTION OF CAPITAL STOCK

         Upon the closing of this offering, we will be authorized to issue 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The following description of our capital stock does not purport to be complete and is governed by and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

         As of March 31, 2002, assuming no exercise of outstanding warrants issued or stock options granted, we had 16,677,897 shares of common stock outstanding, which were held of record by approximately 341 stockholders. As of March 31, 2002, there were 4,742,369 shares underlying outstanding warrants issued and 632,125 shares of common stock underlying outstanding stock options granted. Upon completion of this offering, there will be 16,677,897 shares of common stock outstanding, assuming no exercise of outstanding warrants issued or stock options granted.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

         We do not intend to pay cash dividends on our common stock in the foreseeable future. To the extent we have earnings in the future, we intend to reinvest such earnings in our business operations.

         The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or the NASDAQ Stock Market and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. A security of an issuer, generally, that has net tangible assets in excess of $2 million or $5 million, respectively, depending upon whether the issuer has been continuously operating for less or more than three years, or "average revenue" of at least $6 million for the last three years, would also be excluded from the definition of "penny stock." As long as we do not meet these financial requirements and our common stock is trading at less than $5.00 per share on the OTC Bulletin Board, our common stock is governed by rules that impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase, resulting in restrictions on the marketability of our common stock. Additionally, the Securities and Exchange Commission's penny stock rules include various disclosure requirements that may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our common stockholders to sell their shares in the secondary market.

Preferred Stock

         Under our certificate of incorporation, our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, privileges, preferences, powers and designations of the preferred stock, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any vote or action of our stockholders. Although we do not currently have any plans to issue preferred stock, our Board of Directors retains the right to elect to issue preferred stock in the future.

Stock Options

         As of March 31, 2002, there were outstanding non-plan stock options to purchase 632,125 shares of our common stock that had been issued with exercise prices ranging from $1.70 to $3.75 per share to purchase shares of our common stock.

Warrants

         As of March 31, 2002, there were outstanding warrants to purchase 4,742,369 shares of our common stock that had been issued with exercise prices ranging from $0.03 to $10.00 per share to purchase shares of our common stock, which includes warrants issued to Todd M. Ficeto, our sole officer and director, to purchase 2,500,000 shares of our common stock that are being offered in this prospectus.

Delaware Anti-Takeover Law

         We are subject to Section 203 of the Delaware General Corporation Law, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder unless, with specified exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A business combination includes a merger, asst or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. The existence of Section 203 may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging transactions that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Stock Transfer Agency of Lake Tahoe.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have outstanding 16,677,897 shares of common stock, which excludes:

o             632,125   shares  of  common  stock   issuable  upon  exercise  of
              outstanding stock options with a weighted-average exercise price of $2.50 per share; and

o 4,742,369 shares of common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $3.78 per share.

Rule 144

         All of the 14,700,000 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933. Upon completion of this offering, we will have outstanding an additional 572,921 shares of common stock held by existing stockholders that we registered under the Securities Act of 1933 or issued and sold in reliance on exemptions from the registration requirements of the Securities Act of 1933. In addition, holders of stock options or warrants could exercise such options or warrants, as the case may be, and sell some or all of the shares issued upon exercise as described below. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933, their sales of shares would be governed by the limitations and restrictions that are described below.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

o 1% of the number of shares of common stock then outstanding, which will equal approximately 166,779; or

o the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares which are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule
144. The selling stockholder will not be governed by the foregoing restrictions when selling his shares pursuant to this prospectus.

Rule 144(k)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Resale of Shares Underlying Stock Options and Warrants

         From time to time, we may issue non-plan stock options pursuant to various agreements with compensatory arrangements. As of March 31, 2001, there were 632,125 outstanding non-plan options to purchase our common stock.

         As of March 31, 2002, there were warrants outstanding to purchase 4,742,369 shares of common stock, including warrants issued to Todd M. Ficeto, our sole officer and director, to purchase 2,500,000 shares of common stock that are being offered in this prospectus.



                            THE SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the selling stockholder, who is our sole director and officer, and the shares offered by him in this prospectus. The term "selling shareholder" also includes any transferees, pledges, donees, or other successors in interest to the selling shareholder named in the table below. Because the selling shareholder may offer all or some of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling shareholder after completion of this offering, we can give no estimate as to the amount of shares that will be held by the selling shareholder after completion of this offering. The 14,700,000 shares offered in this prospectus include the following:

o    12,200,000 shares of common stock issued issued to Todd M. Ficeto; and

o 2,500,000 shares of common stock issued or issuable upon the exercise of a warrant at $0.03 per share that was issued to Todd M. Ficeto.



                 Number of                    Number of Shares   Percentage of
                 Shares         Number of     Beneficially       Class of Shares
                 Beneficially   Shares being  Owned on           Beneficially
Name of          Owned Prior    Offered by    Completion         Owned on
Selling          to This        the           of this            Completion of
Stockholder      Offering       Stockholder   Offering           this Offering
--------------   ------------   ------------  ------------      ------------
Todd M. Ficeto   14,700,000     14,700,000          0                  0%



         We will not receive any of the proceeds from the sale of the shares by Mr. Ficeto. We will, however, receive $75,000 if the warrant is exercised. We have agreed to bear expenses incurred, which are estimated to be $50,000, that relate to the registration of the shares being offered and sold by the selling stockholders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

                              PLAN OF DISTRIBUTION

         The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Subject to any agreements by the selling stockholder described above, the selling stockholder may sell the shares from time to time at market prices prevailing on the OTC Bulletin Board at the time of offer and sale, or at prices related to such prevailing market prices; or in negotiated transactions; or a combination of such methods of sale directly or through brokers.

         The selling stockholder may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholder may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholder and any broker-dealers who act in connection with the sale of his shares shall be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal shall be deemed to be underwriting discounts, concessions and commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933, as underwriters or otherwise.

         We have advised the selling stockholder that he and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act of 1933. Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholder will be governed by the applicable provisions of the Securities and Exchange Act of 1934, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholder. All of the foregoing may affect the marketability of the common stock.

         We have advised the selling stockholder that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholder and any of his affiliates. The selling stockholder has advised us that during the time the selling stockholder may be engaged in the attempt to sell shares registered under this prospectus, he will:

o not engage in any stabilization activity in connection with any of the shares;

o not bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act of 1934;

o not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

o effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

         The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 if the broker-dealers purchase shares as principal.

         In the absence of this registration statement, the selling stockholder would be able to sell his shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act of 1933 as described above.

         Under Section 16 of the Securities Exchange Act of 1934, our executive officers, directors, and 10% or greater stockholders will be liable to us for any profit realized from any purchase and sale, or any sale and purchase, of common stock within a period of less than six months.



                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart LLP, Los Angeles, California.



                                     EXPERTS

         Singer, Lewak, Greenbaum & Goldstein, LLP, independent auditors, audited our consolidated financial statements at December 31, 2001, and for the year ended December 31, 2001, as set forth in their report. Corbin & Wertz, independent auditors, audited our consolidated financial statements at December 31, 2000, and for the year ended December 31, 2000, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on their respective reports given upon their authority as experts in accounting and auditing.



                         CHANGE IN INDEPENDENT AUDITORS

         In January 2002, we decided to replace Corbin & Wertz as our independent auditors with Singer, Lewak, Greenbaum & Goldstein LLP. Our board of directors approved the decision to change independent auditors. We had no disagreements with Corbin & Wertz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures during our two most recent fiscal years prior to our change in independent auditors which, if not resolved to the satisfaction of Corbin & Wertz, would have caused them to make reference to the matter in their report.

                             ADDITIONAL INFORMATION

         We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

                                GPN NETWORK, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                         Page

Report of Independent Certified Public Accountants,
      for the year ended December 31, 2001...........................     F-2

Report of Independent Certified Public Accountants,
      for the year ended December 31, 2000...........................     F-3

Consolidated Balance Sheet as of December 31, 2001
      and March 31, 2002 (unaudited).................................     F-4

Consolidated Statements of Operations for the years ended
      December 31, 2000 and 2001 and the three months ended
      March 31, 2001 and 2002 (unaudited)............................     F-5

Consolidated Statements of Stockholders' Equity (Deficit)
      for the years ended December 31, 2000 and 2001 and the
      three months ended March 31, 2002 (unaudited)..................     F-6

Consolidated Statements of Cash Flows for the years ended
      December 31, 2000 and 2001 and the three months ended
      March 31, 2001 and 2002 (unaudited)............................     F-7

Notes to Financial Statements........................................     F-8

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
GPN Network, Inc.

We have audited the accompanying consolidated balance sheet of GPN Network, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GPN Network, Inc. and subsidiaries as of December 31, 2001, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, during the year ended December 31, 2001, the Company incurred a net loss of $1,882,371, and it had negative cash flows from operations of $1,018,867. In addition, the Company had an accumulated deficit of $3,942,840 as of December 31, 2001. These factors, among others, as discussed in
Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 4, 2002, except for
     Note 10 as to which the
     date Is March 26, 2002

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
GPN Network, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows of GPN Network, Inc. and subsidiaries (the "Company") for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of GPN Network, Inc. and subsidiaries for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

CORBIN & WERTZ
Irvine, California
February 9, 2001

                       GPN Network, Inc. and Subsidiaries
                           Consolidated Balance Sheet

                                                   December 31,      March 31,
                                                      2001             2002
                                                   ------------    ------------
Assets                                                              (unaudited)
Current assets
   Cash and cash equivalents....................   $    5,275      $     2,826
   Prepaid expenses.............................          689              --
                                                   ------------    ------------
   Total current assets.........................        5,964            2,826
                                                   ------------    ------------
     Total assets...............................        5,964            2,826
                                                   ============    ============

Liabilities and Stockholders' Deficit
Current liabilities
   Accounts payable and accrued liabilities.....          --            25,724
   Promissory note to shareholder...............       27,662           17,024
   Net liabilities of discontinued operations...      560,934          457,060
                                                   ------------    ------------
     Total current liabilities..................      588,596          499,808
   Note payable to affiliate....................       51,000           51,765
                                                   ------------    ------------
     Total liabilities..........................      639,596          551,573
                                                   ------------    ------------

Stockholder's Deficit
  Preferred stock, 0.001 par value:
     10,000,000 shares authorized,
     no shares outstanding......................          --               --
   Common stock, $0.001 par value;
     50,000,000 shares authorized, 11,677,897
     and 16,677,897 shares issued and
     outstanding at December 31, 2001 and
     March 31, 2002.............................       11,678           16,678
   Additional paid-in capital...................    3,297,530        3,431,306
   Accumulated deficit..........................    3,942,840)      (3,996,731)
                                                   ------------    ------------
     Total stockholder's deficit................     (633,632)        (548,747)
                                                   ------------    ------------
   Total liabilities and stockholder's deficit..   $    5,964      $     2,826
                                                   ============    ============

           See accompanying notes to consolidated financial statements


                       GPN Network, Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                        For the Twelve      For the Twelve      For the Three       For the Three
                                         Months Ended        Months Ended        Months Ended       Months Ended
                                       December 31, 2001   December 31, 2000    March 31, 2002      March 31, 2001
                                       -----------------   -----------------   -----------------   -----------------
                                                                                 (unaudited)          (unaudited)

Revenues.............................  $          --        $         --        $       --          $     --
Operating expenses:
   Employee compensation.............             --                  --                --                --
   Selling, general and
     administrative expenses.........           19,982                --              50,489              --
                                       -----------------   -----------------   -----------------   -----------------
   Total operating expenses..........           19,982                --              50,489              --
Operating loss.......................          (19,982)               --             (50,489)             --

Other income (expense):
   Interest income (expense).........           (1,662)               --              (1,802)             --
                                       -----------------   -----------------   -----------------   -----------------
     Total other income (expense)....           (1,662)               --              (1,802)             --

   Loss from continuing operations...          (21,644)               --             (52,291)             --

   Provision for income taxes........              --                 --               1,600              --
                                       -----------------   -----------------   -----------------   -----------------
   Net loss from continuing
     operations......................          (21,644)               --             (53,891)             --

   Discontinued operations:
   Loss from discontinued operations.       (1,456,924)         (2,060,469)             --              798,706)
   Loss on disposal of discontinued
     operations......................         (403,803)               --                --                --
                                       -----------------   -----------------   -----------------   -----------------
   Net loss from discontinued
     operations......................       (1,860,727)         (2,060,469)             --             (798,706)
                                       -----------------   -----------------   -----------------   -----------------

Net loss                               $    (1,882,371)    $    (2,060,469)     $    (53,891)       $  (798,706)
                                       =================   =================   =================   =================

Basic and diluted loss per common
   share
   from continuing operations........  $         0.00      $          --        $     0.00          $     --
   from discontinued operations......  $        (0.17)     $        (0.20)      $       --          $    (0.08)
                                       -----------------   -----------------   -----------------   -----------------
     Total basic loss per share......  $        (0.17)     $        (0.20)      $     0.00          $    (0.08)
Basic and diluted weighted average     =================   =================   =================   =================
   common shares outstanding.........       11,366,075          10,346,821       15,789,008          10,399,786
                                       =================   =================   =================   =================
                            See accompanying notes to consolidated financial statements



                             GPN Network, Inc. and Subsidiaries
                  Consolidated Statements of Stockholders' Equity (Deficit)


                                              Common Stock            Additional
                                       ---------------------------    Paid-In      Deferred     Accumulated
                                          Shares        Amount        Capital    Compensation     Deficit       Total
                                       ------------- ------------- ------------- ------------- ------------- -------------


Balance at December 2, 1999
    (date of inception)...............          0     $   --        $     --      $    --       $     --      $      --
Founder's capital contribution........    8,775,000      8,775          (8,275)        --             --              500
Estimated fair market value of
    181,208 shares of common stock
    issued to employees...............      181,208        181          46,682        (6,770)          --           40,093
Sale of 1,111,122 shares of common
    stock, net of offering costs of
    $264,187 (plus 150,000 shares
    issued to consultants)............    1,261,122      1,261       3,224,010          --             --        3,225,271
300,117 shares issued for acquisition
    of DMRX, including cash
    acquisition costs of $600,000.....      300,117        300        (600,300)         --             --         (600,000)
Estimated fair market value of
    warrants granted to consultants...        --         --             12,990          --             --           12,990
Net loss..............................        --         --               --            --       (2,060,469)    (2,060,469)
                                       ------------- ------------- ------------- ------------- ------------- -------------
Balance at December 31, 2000..........   10,517,447     10,517       2,675,107        (6,770)    (2,060,469)       618,385
Issuance of common stock
for cash..............................      163,500        164         149,176          --             --          149,340
exchange with minority interest.......    1,207,500      1,208         428,243          --             --          429,451
for employee bonus....................       17,250         17          26,559          --             --           26,576
for employee compensation.............      150,000        150          34,274          --             --           34,424
Net cancellation of employee shares...     (377,800)      (378)        (10,622)         --             --          (11,000)
Amortization and write-off of
    deferred compensation.............        --         --             (5,207)        6,770           --            1,563
Net loss..............................        --         --               --            --       (1,882,371)    (1,882,371)
                                       ------------- ------------- ------------- ------------- ------------- -------------
Balance at December 31, 2001..........   11,677,897     11,678       3,297,530          --       (3,942,840)      (633,632)
Issuance of common stock for cash,
    net (unaudited)...................    5,000,000      5,000         133,776          --             --          138,776
Net loss (unaudited)..................        --         --               --            --          (53,891)       (53,891)
                                       ------------- ------------- ------------- ------------- ------------- -------------
Balance at March 31, 2002 (unaudited).   16,677,897   $ 16,678      $3,431,306    $     --      $(3,996,731)  $   (548,747)
                                       ============= ============= ============= ============= ============= =============

                             See accompanying notes to consolidated financial statements



                       GPN Network, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows


                                                      For the Twelve  For the Twelve
                                                       Months Ended    Months Ended   For the Three   For the Three
                                                       December 31,    December 31,    Months Ended   Months Ended
                                                           2001            2000       March 31, 2002 March 31, 2001
                                                      --------------  --------------  --------------  --------------
                                                                                       (unaudited)     (unaudited)


Cash flows from operating activities:
   Net loss from continuing operations.............   $    (21,644)   $        ---    $    (53,891)  $        ---
   Adjustments to reconcile net loss from continuing
   operations to net cash used in operating
   activities:
   Estimated fair market value of vested common
     stock granted to employees....................         26,576             ---             ---            ---
   Stock issued for employee compensation..........         34,424             ---             ---            ---
   Estimated fair market value of warrants granted
     to consultants................................            ---             ---             ---            ---
   Amortization of prepaid consulting fees.........          1,563             ---             ---            ---
   Loss on marketable securities...................         23,875             ---             ---            ---
   Impairment of long-lived assets.................        466,695             ---             ---            ---
   Depreciation and amortization ..................         89,808             ---             ---            ---
   Amortization of deferred revenue................            ---             ---             ---            ---
   Loss on abandonment.............................            ---             ---             ---            ---
   Reserve for uncollectible accounts..............            ---             ---             ---            ---
   Changes in operating assets and liabilities:....
     Accounts receivable...........................         19,666             ---             ---            ---
     Other assets..................................         56,265             ---             ---            ---
     Accounts payable and accrued expenses.........       (235,339)            ---          26,851            ---
     Other liabilities.............................       (150,000)            ---             ---            ---
     Deferred revenue..............................        (32,128)            ---             ---            ---
                                                      --------------  --------------  --------------  --------------
  Net cash provided by (used in) continuing
    operating activities...........................        279,761             ---         (27,040)           ---
  Net cash provided by (used in) discontinued
    operating activities...........................     (1,299,792)     (1,771,227)        (103,185)     (628,240)
                                                      --------------  --------------  --------------  --------------
        Total net cash provided by (used in)
          operating activities.....................     (1,020,031)     (1,771,227)       (130,225)      (628,240)
Cash flows from investing activities:
    Minority interest..............................            ---             ---             ---         (1,761)
    Proceeds from sale of marketable securities....         15,499             ---             ---            ---
    Proceeds from sale of property and equipment...          9,825             ---             ---            ---
    Cash paid in connection with the DMRX acquisition          ---        (600,000)            ---            ---
    Purchase of property and equipment.............            ---        (359,688)            ---            ---
    Capitalized website development costs..........            ---        (140,664)            ---            ---
                                                      --------------  --------------  --------------  --------------
    Net cash provided by (used in) investing
   activities......................................         25,324      (1,100,352)            ---         (1,761)
Cash flows from financing activities:
    Proceeds from short term loan - shareholder ...         27,000             ---         (11,000)           ---
    Repurchase of common stock.....................        (11,000)            ---             ---            ---
    Proceeds from the sale of common stock.........        149,340       3,225,771         138,776        151,101
    Proceeds from the sale of subsidiary common stock          ---         429,450             ---            ---
    Proceeds from note payable - affiliate.........         51,000             ---             ---            ---
                                                      --------------  --------------  --------------  --------------
    Net cash provided by (used in) financing
   activities......................................        216,340       3,655,221         127,776        151,101
Net increase (decrease) in cash....................       (778,367)        783,642          (2,449)      (478,900)
Cash at beginning of period........................        783,642             ---           5,275        783,642
                                                      --------------  --------------  --------------  --------------
Cash at end of period..............................   $      5,275    $    783,642    $      2,826   $    304,742
                                                      ==============  ==============  ==============  ==============

    See accompanying notes to consolidated financial statements

                       GPN Network, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


NOTE 1 - ORGANIZATION AND OPERATIONS
------------------------------------

GoPublicNow.com, Inc. ("GPN-Nevada") was incorporated on December 2, 1999 according to the laws of Nevada. Pursuant to an acquisition agreement (the "Acquisition Agreement") effective April 6, 2000, GPN-Nevada completed a transaction whereby it was merged with and into DermaRX Corporation ("DMRX") and the separate corporate existence of GPN-Nevada ceased. The transaction was recorded as a "reverse acquisition" (the "Merger") where GPN-Nevada was considered to be the accounting acquirer as it retained control of DMRX after the merger. Simultaneously with the Merger, the name DMRX was changed to GoPublicNow.com ("GPNN" or the "Company"), and all the outstanding shares of common stock of GPN-Nevada were exchanged on a one-for-one basis for shares of common stock of GPNN. Immediately prior to the merger, the common stock of DMRX was reduced by a one for five reverse split. On November 8, 2000, GoPublicNow.com changed its name to GPN Network, Inc.

GPN Network, Inc. is a Delaware corporation and was engaged in the business, through its subsidiaries, affiliates and strategic alliances, of assisting unaffiliated early-stage-development and small to mid-sized emerging growth companies with financial and business development services, including raising capital in private and public offerings. During the year ended December 31, 2000, the Company had two operating subsidiaries, GoNow Securities, Inc., which was a broker/dealer, and GoBizNow.com, Inc., which provided business and technology consulting services, and two inactive subsidiaries, GPN Securities Inc. and Dermedics, Inc. During the year ended December 31, 2001, the Company had two operating subsidiaries, GoNow Securities and GoBizNow.com, and one inactive subsidiary, GPN Securities. Dermedics was dissolved during the year ended December 31, 2001.

NOTE 2 - GOING CONCERN
----------------------

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles which contemplate continuation of the Company as a going concern. The Company has incurred a net loss and negative cash flows from operations of $1,882,371 and $1,020,031, respectively, for the year ended December 31, 2001, and had an accumulated deficit of $3,942,840 as of December 31, 2001. These factors, along with the Company's lack of an operational history, among other matters, raise substantial doubt about its ability to continue as a going concern. The Company currently has no specific operational business plan and accordingly will depend completely on additional funds to finance its short-term operations. The successful outcome of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
-----------------------------------------------------

GoNow Securities, Inc.
----------------------

In January 2001, the Company's wholly-owned subsidiary and NASD member, GoNow Securities, Inc., began operations as a broker/dealer. In March 2002, the Company sold GoNow Securities, Inc., for net proceeds of $5,000.

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

Change in Control
-----------------

On August 3, 2001, in anticipation of the Company adopting a new business plan, the Company issued a press release announcing that a change of control had occurred and Mr. Todd M. Ficeto is now the controlling shareholder.

Termination of Development Stage
--------------------------------

Effective August 31, 2000, as a result of several contracts entered into by GPN Network, Inc. to provide financial and business development services, management determined that the Company was no longer in the development stage.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its three wholly-owned subsidiaries: GoNow Securities, Inc. and GoBizNow.com, Inc., which were active at December 31, 2001 and March 31, 2002, and GPN
Securities, Inc., which was inactive at December 31, 2001 and March 31, 2002. GoNow Securities was sold in March 2002, and GoBizNow.com was dissolved in June 2002. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
-------------------------

For purposes of the statement of cash flows, cash and cash equivalents consist of demand deposits in banks with an initial maturity of 90 days or less.

Marketable Securities
---------------------

Marketable securities consist of equity securities and are stated at fair market value. During the period from December 2, 1999 (date of inception) through December 31, 2000, the Company received marketable securities which were originally valued at $253,966 in consideration of future services from an unrelated party. However, at December 31, 2000, the Company's management determined that a permanent impairment on the related marketable securities had occurred based in part on general economic conditions, the condition of the investee company and its industry, and the decline of the investee's stock price. As a result, the Company re-valued the marketable securities to $39,374 (based on the trading price of the stock at December 31, 2000). The Company recorded $214,592 against the cost of the related marketable securities and deferred revenue in the accompanying balance sheet at December 31, 2000. For the period ended December 31, 2000, total revenue recognized in the accompanying statement of operations after the re-valuation was $8,374.

Pursuant to the Statement of Financial Accounting Standards No. 115 ("SFAS 115") "Accounting for Certain Investments in Debt and Equity Securities," available for sale investments are to be recorded at their fair market value, with any unrealized gain or loss to be reported as other comprehensive income (loss) for the period ended. As a result of the permanent impairment and the related write down of the marketable equity security to its net realizable value, no comprehensive income (loss) existed as of December 31, 2000.

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

During the year ended December 31, 2001, the Company sold these securities for $15,499, and realized a loss of $23,875. The Company had no marketable securities during the three months ended March 31, 2002 (unaudited).

Customer Concentration
----------------------

The Company offers its services throughout the United States and extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The Company evaluates its accounts receivable on a regular basis for collectability and provides for an allowance for potential credit losses as deemed necessary. The Company has not been dependent on any single customer or group of customers for a significant portion of its annual sales. The Company's customer base has changed on a continuous basis as new customers are added or removed.

Three customers accounted for approximately 90% of sales for the year ended December 31, 2001. Three customers accounted for approximately 79% of sales for the year ended December 31, 2000. The Company had no sales for the three months ended March 31, 2002 (unaudited).

Property and Equipment
----------------------

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful life of three and seven years. Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in current operations.

Capitalized Web Site Development
--------------------------------

In March 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2) to be applicable to all website development costs incurred. The consensus states that for specific website development costs, the accounting for such costs should be accounted for under AICPA Statement of Position 98-1 (SOP 98-1) "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Pursuant to EITF 00-2, the Company had capitalized approximately $140,000 of web site development costs as of December 31, 2000, to be amortized on a straight-line basis over two years. Amortization expense for the years ended December 31, 2001 and 2000 was $35,166 and approximately $37,000, respectively. Amortization expense for the three months ended March 31, 2002 and 2001 were $0 (unaudited) and $17,583 (unaudited), respectively.

Long-Lived Assets
-----------------

During 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In accordance with the provisions of SFAS No. 121, the Company regularly reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

indicate that the carrying amount of the assets may not be recoverable. Based on its analysis, the Company did not record an impairment of the carrying value on its long-lived assets at December 31, 2000. At March 31, 2001 the Company had determined that there had been an impairment of its capitalized software and as a result, the Company has written off capitalized software costs in the amount of $187,500 (unaudited) at March 31, 2001. At December 31, 2001, the Company determined that there had been an impairment of its website development costs, its property and equipment, and its other assets due to the change in business direction of the Company as a result of the change in control. As a result, the Company has written off the unamortized balance of $68,847 for its website development costs, $340,204 of its property and equipment, and $57,644 of other assets as a loss on impaired assets that is included in the loss from discontinued operations in the accompanying statements of operations for the period ended December 31, 2001.

Deferred Revenue
----------------

The Company's business model included receiving payment in advance for listing client companies on its website. These payments are recorded as deferred revenue, and are in the form of either cash or equity in the client company. The revenue is recognized monthly over the term of the listing agreement, typically from 12 to 24 months. At December 31, 2000, the Company had $32,128 of deferred revenue, consisting of $31,000 in equity and $1,128 in cash.

During the year ending December 31, 2001, the Company determined that there was a permanent impairment in the equity component of deferred revenue and wrote off $23,875. At December 31, 2001 and March 31, 2002 (unaudited), the Company had no deferred revenue.

Income Taxes
------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

Minority Interest
-----------------

In April  2000,  the  Company  provided  initial  funding  of  $200,000  for its majority-owned subsidiary GoBizNow.com. The Company commenced a private placement memorandum selling a maximum of 300,000 shares of common stock at $1.75. As of December 31, 2000, GoBizNow.com had sold 294,000 shares of common stock for $429,451 net of offering costs of $85,049 at which time the offering was considered closed. As of December 31, 2000, the minority interest percentage owned was 6.0%. Due to the percentage owned by the minority interests being less than 10% and GoBizNow.com percentage of the consolidated loss being less than 10%, the Company has not recorded minority interest in GoBizNow.com's net loss as of December 31, 2000.

Pursuant to Staff Accounting Bulletin ("SAB") No. 84, when selling a subsidiary's un-issued shares to third parties, a gain or loss may be required to be reflected in the consolidated income statements of the parent. However,

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

SAB No. 84 does not require a gain or loss to be recognized in situations where the subsidiary is a newly formed, non-operating entity, a startup or development stage company or an entity whose ability to continue in existence is in question. Due to the subsidiary being newly formed and in the development stage, the Company has recognized no gain or loss on the sale of the subsidiary's stock at December 31, 2000.

In May 2001, the Company completed the acquisition of the minority interest in GoBizNow.com whereby 1.4 shares of the Company's common stock were exchanged for every one share of GoBizNow.com's common stock issued and outstanding. Pursuant to this transaction, the Company issued 411,600 shares of its common stock to shareholders of GoBizNow.com. The Company, under its new management, is in negotiations to reduce the number of shares to be issued to certain officers and employees holding 568,500 of GoBizNow.com shares, potentially exchangeable pursuant to the terms of the GoBizNow.com acquisition agreement for 795,900 of the Company's shares. There is no assurance that the Company will be successful in these negotiations and therefore the financial statements dated December 31, 2001 and March 31, 2002 are presented as if all 795,900 shares have been issued.

Revenue Recognition
-------------------

The Company recognizes revenue during the month in which services are provided and on a straight-line basis over the life of the membership dues received. On certain agreements, the Company will take an equity position in the client rather than a cash position, which the Company will record pursuant to SFAS No. 115 and record deferred revenue and recognize the revenue over the contract life, as defined. In addition, the agreements may contain a return of equity clause which specifies that if the Company does not satisfy the requirements of the agreement, as defined, the Company must return all equity instruments to its clients.

Advertising
-----------

Advertising costs are expensed as incurred. For the years ended December 31, 2000 and 2001, advertising costs of approximately $85,000 and $3,000 have been incurred, respectively. For the three months ended March 31, 2001 and 2002, advertising costs of approximately $3,000 (unaudited) and $0 (unaudited) have been incurred, respectively.

Earnings Per Share
------------------

The Company calculates earnings per share in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive:

                                For the Year Ended       For the Three Months
                                  December 31,               Ended  March 31,
                              ----------------------    ----------------------
                                2001        2000            2002        2001
                                ----        ----            ----        ----
                                                        (unaudited)  (unaudited)

Options outstanding under
   the Company's stock
   option plan                632,125      561,250         632,125     670,250
Warrants issued in
   conjunction with
   the sale of
   common stock             2,222,244    2,222,244       4,722,244   2,222,244
Warrants issued to
   consultants for
   services rendered           20,125       20,125          20,125      20,125


Risks and Uncertainties
-----------------------

The Company currently has no business plan and accordingly industry specific business risks and uncertainties cannot be ascertained. The Company will depend, in the near-term, completely on obtaining additional debt or equity funding from new or existing investors. There can be no assurance that such funding will be obtained.

Reclassifications
-----------------

Certain amounts included in the December 31, 2000 and March 31, 2001 Statements of Cash Flows have been reclassified to conform to the current presentation.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, estimates for income tax valuations and settlement of liabilities from discontinued operations. Actual results could differ from those estimates.

Fair Value of Financial Instruments
-----------------------------------

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles that require disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash and cash equivalents, trade payables and accrued expenses, and promissory note to a shareholder approximates their estimated fair values due to the short-term maturities of those financial instruments. The amounts shown for note payable to affiliate also approximate fair value because current interest rates offered to the Company for short-term loans of similar maturities are substantially the same or the difference is immaterial.

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

Stock-Based Compensation
------------------------

The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB No. 25 must make pro forma disclosures of net income (loss), as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB No. 25.

In March 2000, the FASB issued FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion 25." FIN No. 44 clarifies the application of APB No. 25 for (a) definition of employee for purposes of applying Opinion 25, (b) the criteria form determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence for an exchange of stock compensation awards in business combination. FIN No. 44 is effective July 1, 2000, but certain provisions cover specific events that occur after December 15, 1998 or January 12, 2000. The adoption of FIN No. 44 did not have a material effect on the Company's financial statements.

Segments of Business
--------------------

The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. For marketing purposes, the Company's business model is broken down into the stages of a client company's development, described as Preparation, Investment, and Exit, or "PIE". The Company considers all of its services to exist within the single business segment of providing financial and corporate development services to emerging growth companies.

Recently Issued Accounting Pronouncements
-----------------------------------------

In June 2001, the FASB issued SFAS No. 141, "Business Combinations." This statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Bulletin ("APB") Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Pre-Acquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this statement are to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method for those business combinations is prohibited. This statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The Company does not expect adoption of SFAS No. 141 to have a material impact, if any, on its financial position or results of operations.

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. It is effective for fiscal years beginning after December 15, 2001. Early application is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been issued previously. The Company does not expect adoption of SFAS No. 142 to have a material impact, if any, on its financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets, except for certain obligations of lessees. This statement is not applicable to the Company.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business, and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company does not expect adoption of SFAS No. 144 to have a material impact, if any, on its financial position or results of operations.

In April 2002, the FASB issued Statement of Accounting Standards No. 145 ("SFAS No. 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company does not expect adoption of SFAS No. 145 to have a material impact, if any, on its financial position or results of operations.

NOTE 4 - DISPOSAL OF OPERATIONS
-------------------------------

During 2001, due in large part to the decreased availability of investment capital to the Company's target market of internet related, small growth companies, GPN Network failed to meet its revenue targets. On July 27, 2001, a majority interest in the Company was acquired by a private investor, and the

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

Company installed new management and adopted a new business plan. The immediate action taken regarding this new business plan was to discontinue the Company's current operations effective July 27, 2001. As a result, operations of the Company through December 31, 2001 are reported as discontinued operations. The loss from discontinued operations included total revenues and net loss from operations of $2,586 and $1,454,180, respectively, for the year ended December 31, 2001 and the loss on disposal included total revenues and net loss from operations of $57,082 and $402,604, respectively, for the year ended December 31, 2001. The loss from discontinued operations included total revenues and net loss from operations of $2,586 (unaudited) and $602,685 (unaudited), respectively, for the three months ended March 31, 2001. Net liabilities from discontinued operations at December 31, 2001 included accounts payable of $465,968, book overdraft of $92,567, and accrued income taxes of $2,400. Net liabilities form discontinued operations at March 31, 2002 included accounts payable of $454,660 (unaudited) and accrued income taxes of $2,400 (unaudited). The anticipated disposal date is June 30, 2002. For the twelve months ended December 31, 2000, total revenues from discontinued operations were $174,011 and the net loss from operations was $2,108,580.

NOTE 5 - PROPERTY AND EQUIPMENT
-------------------------------

At December 31, 2001 and March 31, 2002 (unaudited), the Company had no property and equipment, as it was all either sold or impaired. Depreciation and impairment expense totaled $378,296 and $93,017 for the years ended December 31, 2001 and 2000, respectively. Depreciation expense totaled $46,071 (unaudited) and $0 (unaudited) for the three months ended March 31, 2001 and 2002, respectively.

NOTE 6 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Lease Obligations
-----------------

At December 31, 2001, the Company was in default of the terms of the lease of its corporate headquarters. The lease term ends March 31, 2002. At December 31, 2001 and March 31, 2002 (unaudited), the remaining amount due under the term of the lease of $123,492 has been accrued under net liabilities from discontinued operations.

Rent and equipment lease expense under operating leases for the years ended December 31, 2001 and 2000 was $268,217 and $101,205, respectively. Rent and equipment lease expense under operating leases for the three months ended March 31, 2002 and 2001 was $0 (unaudited) and $55,533 (unaudited), respectively.
These amounts are included in selling, general and administrative expenses in the accompanying statements of operations.

Litigation
----------

The Company is not in compliance with the terms of its lease for its corporate headquarters in Irvine, California. The Company's management is in discussions with the landlord in an attempt to achieve an agreement by which the Company's obligations under this lease will be removed. Management believes that a settlement for less than the amount due under the remaining term of the lease is probable, though there can be no assurance that this will be the case. However, the Company has accrued for the entire amount due for the term of the lease. The Company is also in discussions with its trade creditors in order to negotiate payment terms that are more favorable to the Company. The outcome of these

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

actions cannot be determined at this time, therefore the full amounts of these liabilities are included in the accompanying financial statements.

On December 4, 2001, a complaint captioned Silver & Deboskey v. GPN Network, Inc. (f/k/a GoPublicNow.com f/k/a DermaRx, Inc. or DermaRx Corporation) was filed in District Court in Denver, Colorado (Case #01 CV 6678). The complaint seeks compensation for legal services allegedly rendered to DermaRx in the amount of $18,693.20, plus post judgment interest. The Company failed to file a responsive pleading to the action. Consequently, on or about February 19, 2002, Silver & Deboskey filed with the court a Motion For Entry Of Default Judgment, requesting an entry of default for the total amount of $18,693.20, which was denied by the court on March 19, 2002. On March 8, 2002, GPN filed an answer. A trial date has been set for September 2002. The outcome of litigation is uncertain and there can be no assurance that the Company will be successful in its defense.

On October 9, 2001, GPN Network, Inc. filed a complaint against Bruce A. Berman and Jeffrey M. Diamond (former officers of GPN) and The Summit Real Estate Group, Inc. ("Summit") in Orange County Superior Court (Case No. 01CC12872). The complaint alleges four causes of action: (1) breach of fiduciary duty, (2) rescission, (3) fraud, and (4) civil conspiracy. The complaint requests damages in the amount of not less than $100,000 and punitive damages. On or about November 20, 2001, Bruce A. Berman filed, concurrently with his answer, a verified cross-complaint against GPN for indemnity, declaratory relief, breach of contract, failure to pay wages, unfair business practices, and breach of implied covenant of good faith and fair dealing. The complaint alleges that GPN failed to pay Mr. Berman accrued wages and other compensation in the amount of $60,000. On January 23, 2002, GPN filed a first amended complaint, naming an additional defendant, Timothy C. Capps. In July 2002, GPN reached resolution of its disputes with its former officers. In connection with the resolution, GPN received a waiver of all claims, indemnification for claims by a former landlord related to back and future rent for premises occupied by GPN before August 2001, and the return of shares of GPN's common stock. In return, GPN waived all of its claims and paid $20,000.

The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations or discriminations, or breach of contract actions incidental to the normal operations of the business. The Company is currently not involved in any such litigation which management believes could have a material adverse effect on its financial position or results of operations.

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

NOTE 7 - STOCKHOLDERS' DEFICIT
------------------------------

Preferred Stock
---------------
The Company's certificate of incorporation authorizes up to 10,000,000 shares of $0.001 par value preferred stock. Shares of preferred stock may be issued in one or more classes or series at such time the Board of Directors determine. All shares of any series shall be equal in rank and identical in all respects. As of December 31, 2001 and as of March 31, 2002, no preferred shares have been designated or issued.


Equity Offering
---------------

In February 2001, the Company issued a Private Placement Memorandum (the "2001 PPM") for a total maximum offering of $3,500,000. The offering is for a maximum of 2,800,000 units, each unit consisting of one share of common stock and one warrant to purchase one additional share of common stock for $2.50 per share. At March 31, 2002, no units had yet been sold.

Common Stock
------------

On December 3, 1999, the Company issued 201,000 shares of the Company's restricted common stock (valued at $50,250 based on the estimated fair value on date of grant) to employees. The shares are contingent upon employment and vest on various dates through December 2001. During the year ended December 31, 2000, 19,792 of these shares were cancelled due to employee terminations. As of December 31, 2000, a total of 156,213 shares vested resulting in compensation expense of $40,093 being recognized in the accompanying statement of operations for the year December 31, 2000.

In April  2000,  the  Company  provided  initial  funding  of  $200,000  for its majority-owned subsidiary GoBizNow.com. The Company commenced a private placement memorandum selling a maximum of 300,000 shares of common stock at $1.75. As of December 31, 2000, GoBizNow.com had sold 294,000 shares of common stock for $429,451 net of offering costs of $85,049 at which time the offering was considered closed.

On April 6, 2000, the Company issued 500,117 shares of common stock to the shareholders of DermaRX Corporation in a transaction known as a reverse merger. The Company also paid $300,000 to DermaRX in order for DermaRX to settle its liabilities. On May 5, 2000, the Company purchased and retired 200,000 of these shares of common stock for the amount of $300,000. The Company netted the repurchase of the 200,000 shares of common stock with the original issuance and recorded the purchase price of $300,000 as part of the acquisition cost.

During the year ended December 31, 2000, the Company sold and issued 1,111,122 shares of common stock (including 150,000 shares issued to consultants for offerings costs) at $2.50 or $3.75 per share for aggregate cash consideration of $3,225,271 (net of commissions and other offering costs of $264,187). In addition, the Company issued warrants to purchase 1,111,122 shares of common stock at $7.50 per share and warrants to purchase 1,111,122 shares of common stock at $10 per share, which are exercisable until March 1, 2003 or May 1, 2003. As the warrants were issued in connection with fundraising activities, no expense is to be recognized for the warrants in the statement of operations.

During the year ended December 31, 2001, the Company made a limited offer to the holders of the $7.50 and $10.00 warrants to exercise these warrants in units (each unit consisting of one warrant exercisable for $7.50 and one warrant exercisable for $10.00) at $1.00 per unit in exchange for one share of common stock, one new warrant exercisable for $2.50 per share, and one new warrant exercisable for $5.00 per share. The Company sold 163,500 warrant units for a total of $ 149,340 net of offering costs of $14,160. The new warrants vest immediately and expire on December 31, 2003.

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

Also, during the year ended December 31, 2001, the Company issued 167,250 shares of common stock to employees. The Company recorded non-cash compensation expense of $61,000 based on the fair market value of the stock on the date of grant. The Company also cancelled 352,800 shares of common stock issued to terminated employees per the terms of their employment agreements. Also during the year ended December 31, 2001, the Company repurchased and cancelled 25,000 shares of common stock from an employee in exchange for a severance payment of $11,000.

On May 1, 2001, the Company completed the acquisition of the minority interest in its subsidiary company GoBizNow.com whereby 1.4 shares of the Company's common stock were exchanged for every one share of GoBizNow.com common stock issued and outstanding. Pursuant to this transaction, the Company committed to issue 411,600 shares of its common stock to the shareholders of GoBizNow.com. The Company, under its new management, is in negotiations to reduce the number of shares issued to certain officers and employees holding 568,500 of GoBizNow.com shares potentially exchangeable pursuant to the terms of the GoBizNow.com acquisition for 795,900 shares of common stock of the Company. There is no assurance that the Company will be successful in these negotiations and has therefore reflected the outstanding common shares at December 31, 2001 and March 31, 2002 (unaudited) as if all 795,900 shares have been issued.

On  January  8,  2002,  the  Company  issued  2,500,000  units  to its  majority stockholder for proceeds of $138,776, net of offering costs of $11,224. Each unit consisted of two shares of the Company's common stock and a warrant to purchase one share of the Company's common stock. Each warrant vests immediately, has an exercise price of $0.03 per share and expires five years from the date of issuance.

Stock Options
-------------

From time to time, the Company may issue non-plan stock options pursuant to various agreements and other compensatory arrangements. Under the terms of various agreements with employees, during the years ended December 31, 2000 and 2001 the Company issued options to purchase 571,250 and 109,000 shares, respectively, of the Company's common stock at exercise prices ranging from $0.25 per share to $3.75 per share. The options vest over various periods from zero to two years from the date of the grant. The options are exercisable through March 2010.


                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

The following summarizes the stock option transactions:

                                                             Weighted Average
                                           Options            Exercise Price
                                      -----------------     -----------------

Balance, December 2, 1999                   ---              $       ---

         Granted                           571,250           $      2.71
         Expired/forfeited                 (10,000)          $      1.70
                                      -----------------
Balancer, December 31, 2000                561,250           $      2.55

         Granted                           109,000           $      1.96
         Expired/forfeited                 (38,125)          $      1.73
                                      -----------------
Balance, December 31, 2001 and
    March 31, 2002 (unaudited)             632,125           $      2.50
                                      =================

Exerciseable, December 31, 2001            472,180           $      2.83
                                      =================

Exerciseable, March 31, 2002 (unaudited)   552,138           $      2.78
                                      =================

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

The weighted average fair value of stock options granted during the periods ended December 31, 2001 and 2000 was $1.81 and $0.01, respectively.

The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options issued to outside third parties. The fair value for these options was estimated at the date of grant using the Black Scholes option pricing model with the following assumptions for the years ended December 31, 2001 and 2000: risk free interest rate of 5.5% and 6.25%; dividend yield of 0% and 0%; expected life of the options of two and three years; and volatility factor of the expected market price of the Company's common stock of 155% and 111%, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. Adjustments are made for options forfeited prior to vesting. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plan consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below for the years ended December 31, 2001 and 2000:


                                                 2001                  2000
                                        ----------------     ----------------
Net loss
         As reported                   $     (1,882,371)     $     (2,060,469)
         Pro forma                     $     (2,252,400)     $     (2,197,081)
Basic loss per common shares
         As reported                   $          (0.14)     $          (0.20)
         Pro forma                     $          (0.20)     $          (0.21)


Warrants
--------

From time to time, the Company issues warrants pursuant to various agreements and other compensatory arrangements. Under the terms of various agreements with consultants, during the year ended December 31, 2000, the Company issued warrants to purchase 20,125 shares of the Company's common stock at exercise prices ranging from $0.25 per share to $3.75 per share. The warrants vest three months from the date of grant and are exercisable through February 2010. Under SFAS 123, $12,990 and $0 of consulting expense was recognized in the Company's statements of operations for the periods ended December 31, 2000 and 2001, respectively. At December 31, 2001 and March 31, 2002, the Company had outstanding 2,222,244 and 4,722,244 (unaudited) warrants, respectively, to various investors as part of various private placement memoranda.

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

The fair value of each warrant granted during the period ended December 31, 2000 was estimated using the Black-Scholes pricing model on the date of grant using the following assumptions: risk free interest rate of 6.5%; dividend yield of 0%; expected life of the warrants of three years; and volatility of 111%.

In January and February 2001, the Company made a limited offer to the holders of the $7.50 and $10.00 warrants to exercise these warrants in units (each unit consisting of one warrant exercisable for $7.50 and one warrant exercisable for $10.00) at $1.00 per unit in exchange for one share of common stock, one new warrant exercisable for $2.50 per share, and one new warrant exercisable for $5.00 per share. The Company sold 163,500 warrant units for net proceeds of $149,340.

The following represents a summary of warrants transactions:

                                                               Weighted Average
                                           Warrants              Exercise Price
                                          ------------         ----------------

Balance, December 2, 1999                     ---               $      ---

         Granted                            2,242,369           $      8.70
                                          ------------
Balance, December 31, 2000                  2,242,369           $      8.70

         Granted                              327,000           $      3.72
         Exercised                           (327,000)          $      8.75
                                          ------------
Balance, December 31, 2001                  2,242,369           $      7.97
                                          ============
         Granted                            2,500,000           $      0.03
                                          ------------
Balance, March 31, 2002 (unaudited)         4,742,369           $      3.78
                                          ============
Exerciseable, December 31, 2001             2,242,369           $      7.97
                                          ============
Exerciseable, March 31, 2002 (unaudited)    4,742,369           $      3.78
                                          ============

20,125 of the warrants outstanding at December 31, 2001 have exercise prices between $0.25 per share to $3.75 per share, with a weighted average exercise price of $2.86 and a weighted average remaining contractual life of 9.1 years. All of these warrants are exercisable at December 31, 2001. 2,222,244 of the warrants have exercise prices between $2.50 per share and $10.00 per share, with a weighted average exercise price of $7.97 and a weighted average remaining contractual life of 2.3 years. All of these warrants are exercisable at December 31, 2001.

                       GPN Network, Inc. and Subsidiaries
             Notes to Consolidated Financial Statements - Continued

NOTE 8 - INCOME TAXES

The tax effects of temporary differences that give rise to deferred taxes at December 31, 2001 are as follows:

Deferred tax asset:
         Net operating loss carryforward            $        1,511,000
         Expenses recognized for granting
             of options and warrants                             7,000
                                                    --------------------
         Total gross deferred tax asset                      1,518,000

Less valuation allowance                                    (1,518,000)
                                                    --------------------
         Net deferred tax asset                                  ---
                                                    ====================

The valuation allowance increased by approximately $686,000 during the year ended December 31, 2001. No current provision for income taxes for the periods ended December 31, 2001 and 2000 is required, except for minimum state taxes, since the Company incurred losses during such periods.

The provision for income taxes for the years ended December 31, 2001 and 2000 is $0 and differs from the amounts computed by applying the U.S. Federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                        2001         2002

Computed tax benefit at federal statutory rate     $  (590,000)    $  (695,000)
State income tax benefit, net of federal effect    $  (104,800)    $  (134,600)
Increase in valuation allowance                    $   698,000     $   832,000
                                                   ------------    ------------
                                                   $     3,200     $     2,400
                                                   ============    ============


As of December 31, 2001, the Company had net operating loss carryforwards of approximately $3,900,000 and $1,950,000 for federal and state income tax reporting purposes, which expire in 2021 and 2011, respectively.

NOTE 9 - RELATED PARTY TRANSACTIONS
-----------------------------------

On August 3, 2001, the Company received a loan from its new majority shareholder in the amount of $27,000. The amount plus interest accrued at the rate of 6% is due on demand.

On September 7, 2001, the Company received a loan from a company controlled by the Company's new majority shareholder for $50,000. The amount plus interest accrued at the rate of 6% is due on September 8, 2003.

On July 15, 2002, the Company received a loan from its new majority shareholder in the amount of $25,000. The amount plus interest accrued at the rate of 8% is due on demand.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      Indemnification of Directors And Officers

         Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with out directors and executive officers, but have not done so. We are not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by us and approved by a majority or our Board of Directors, that alleges (a) unlawful misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other willful breach of such director or executive officer's duty to us or our stockholders. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

Item 25.      Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee......     $      1,000
Printing and engraving expenses..........................            5,000
Legal fees and expenses..................................           20,000
Accounting fees and expenses.............................           15,000
Transfer agent and registrar's fees and expenses.........            5,000
Miscellaneous expenses...................................            4,000
                                                              ------------
     Total...............................................     $     50,000
                                                              ============

Item 26.      Recent Sales of Unregistered Securities

         During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section
4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

         During 2000, we sold 294,000 shares of common stock in GoBiz for $1.75 per share. In May 2001, we purchased this minority interest in GoBiz by exchanging one share of GoBiz common stock for 1.4 shares of our common stock. The net effect of these transactions resulted in the issuance of shares of our common stock as follows:

                                 Sales             Price           Shares
                                --------           -----           -------
GoBiz Acquisition.........      $514,500           $1.25           411,600


         In January and February 2001, we conducted a limited offer whereby the owners of certain $7.50 and $10.00 warrants were granted the opportunity to exercise the warrants in Warrant Units (each consisting of one warrant exercisable for $7.50 and one warrant exercisable for $10.00) for $1.00 per Warrant Unit and receive, in exchange for each Warrant Unit, one new Unit ("New Unit") consisting of one share of our common stock, one new warrant exercisable for $2.50 per share and one new warrant exercisable for $5.00 per share. These new warrants vest immediately and expire on December 31, 2003. The owners of these warrants exercised 163,000 Warrant Units and accordingly the following increases (or decreases) in warrants outstanding occurred:

Shares of Common    Warrants    Warrants    Warrants    Warrants
Stock at $1.00      at $2.50    at $5.00    at $7.50    at $10.00
----------------    --------    --------    --------    ---------
    163,500         163,500      163,500    (163,500)   (163,500)

         During the year ended December 31, 2001, we issued an aggregate of 167,250 shares of common stock to employees. We also cancelled 352,500 shares of common stock issued to terminated employees per the terms of their employment agreements. In addition, we repurchased and cancelled 25,000 shares of common stock from an employee in exchange for a severance payment of $11,000.

         On May 1, 2001, we completed the acquisition of the minority interest in our subsidiary company, GoBizNow.com, whereby 1.4 shares of our common stock were exchanged for every one issued and outstanding share of GoBizNow.com's common stock. Pursuant to this transaction, we issued 411,600 shares of our common stock to the shareholders of GoBizNow. We, under our new management, are in negotiations to reduce the number of shares issued to certain officers and employees holding 568,500 shares of GoBizNow.com's common stock potentially exchangeable pursuant to the terms of GoBizNow.com acquisition agreement for 795,900 of our shares. There is no assurance that we will be successful in these negotiations and we therefore reflected the outstanding common shares at December 31, 2001 as if all 795,900 shares have been issued.

         From time to time, we may issue non-plan stock options pursuant to various agreement and other compensatory arrangements. Under the terms of various agreements with employees, during the year ended December 31, 2001, we issued options to purchase 109,000 shares of our common stock at an exercise price of $2.00 per share.

         In January 2002, we sold to Todd M. Ficeto, our sole director and officer, 2,500,000 units at $0.06 per unit for a total purchase price of $150,000. Each unit sold included two shares of our common stock and one five-year warrant to purchase one share of our common stock at $0.03 per share. The warrants are currently exercisable. The sale of the units resulted in the issuance of 5,000,000 shares of our common stock and warrants exercisable for 2,500,000 shares of common stock.

         The issuances mentioned above involve "restricted securities" because the issuances were made in reliance upon the exemption from registration provided by Section 4(2), Regulation D and/or Regulation S of the 1933 Act.

Item 27.      Exhibits and Financial Statement Schedules

(A)      Exhibits

Exhibit
Number         Description of Exhibit
-------        ----------------------
2.1            Stock Purchase Agreement, dated as of July 27, 2001, by and between Todd Ficeto and The Berman Family Trust (incorporated by reference to exhibit 2.1 of the Registrant's Form 8-K filed with the Securities and Exchange Commission on August 3, 2001).

3.1 Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on June 4, 1985 (incorporated by reference to exhibit 3.1 of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(a) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on July 16, 1987 (incorporated by reference to exhibit 3.1(a) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(b) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on February 3, 1992 (incorporated by reference to exhibit 3.1(b) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(c) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on November 23, 1992 (incorporated by reference to exhibit 3.1(c) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(d)         Certificate  of  Amendment  of  the  Registrant  filed  with  the
               Delaware Secretary of State on December 15, 1994 (incorporated by reference to exhibit 3.1(d) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).
3.1(e)         Certificate  of  Amendment  of  the  Registrant  filed  with  the

               Delaware Secretary of State on November 7, 1995 (incorporated by reference to exhibit 3.1(e) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(f) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on December 30, 1996 (incorporated by reference to exhibit 3.1(f) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(g) Certificate of Merger of GoPublicNow.com, Inc. into DermaRx Corporation filed with the Delaware Secretary of State on April 6, 2000 (incorporated by reference to exhibit 3.1(g) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(h) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on November 8, 2000 (incorporated by reference to exhibit 3.1(h) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.2 By-Laws of the Registrant, as amended and restated (incorporated by reference to exhibit 3(b) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16,
               2002).

4.1            Specimen Common Stock Certificate.

5.1*           Opinion of Kirkpatrick & Lockhart, LLP.

10.1 Shell Acquisition Agreement dated February 24, 2000 by and between DermaRx Corp., a Delaware corporation, shareholders of DermaRx Corp. who are the owners or otherwise represent at least 51% of all of the issued and outstanding common stock and GoPublicNow.com, Inc. (incorporated by reference to exhibit 10.1 of the Registrant's Form 8-K filed with the Securities and Exchange Commission on June 20, 2000).

10.2 Limited Offer to Exercise Outstanding Warrant Units, dated December 1, 2000 (incorporated by reference to exhibit 10(b) of the Registrant's Form 10-KSB for the year ended December 31,
               2000).

10.3 Warrant agreement dated December 1, 2000 (incorporated by reference to exhibit 10(c) of the Registrant's Form 10-KSB for the year ended December 31, 2000).

10.4 Confidential Private Placement Memorandum dated February 20, 2001 (incorporated by reference to exhibit 10(d) of the Registrant's Form 10-KSB for the year ended December 31, 2000).

10.5 Warrant Agreement dated February 12, 2001 (incorporated by reference to exhibit 10(e) of the Registrant's Form 10-KSB for the year ended December 31, 2000).

10.6 Stock Purchase Agreement dated September 7, 2001 between the Registrant and Terra Industries, Inc. regarding sale of GoNowSecurities, Inc. (incorporated by reference to exhibit 10.3 of the Registrant's Form 10-QSB filed with the Securities and Exchange Commission on May 15, 2002).

10.7 Closing agreement dated February 26, 2002 between the Registrant, Terra Industries, Inc. and William A. Husa (incorporated by reference to exhibit 10.3(a) of the Registrant's Form 10-QSB filed with the Securities and Exchange Commission on May 15,
               2002).

10.8 Investor Rights Agreement, dated January 8, 2002 between the Registrant and Todd Ficeto (incorporated by reference to exhibit
               10.1 of the Registrant's Form 10-QSB filed with the Securities and Exchange Commission on May 15, 2002).

10.9 Warrant dated January 8, 2002 issued to Todd Ficeto (incorporated by reference to exhibit 10.2 of the Registrant's Form 10-QSB filed with the Securities and Exchange Commission on May 15,
               2002).

21.1           Subsidiaries of the Registrant.

23.1           Consent of Singer Lewak Greenbaum & Goldstein LLP.

23.2           Consent of Corbin & Wertz.

23.3*          Consent of Kirkpatrick & Lockhart LLP (contained in exhibit 5.1).
-----------------
*        To be filed by amendment.

Item 28.      Undertakings

         The undersigned Registrant hereby undertakes:

         (1)  To file,  during any period in which offers or sales are being
              made,  a   post-effective   amendment  to  this   Registration
                  Statement:

              (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (b) to reflect in the  prospectus  any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

              (c) to include any  material  information  with respect to the
                  plan  of  distribution   not  previously   disclosed  in  this
                  Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on the 25th day of July, 2002.


                                           GPN NETWORK, INC.

                                 By:       /S/ TODD M. FICETO
                                           ----------------------
                                           Todd M. Ficeto
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                        TITLE                          DATE
------------------------    -----------------------------         ------------


     /S/ TODD M. FICETO     President, Chief Executive Officer,   July 25, 2002
------------------------    Chief Financial Officer, Secretary
        Todd M. Ficeto      and Director (Principal Executive
                            Officer and Principal Financial
                            Officer)

                                INDEX TO EXHIBITS

Exhibit
Number         Description of Exhibit
--------       ----------------------
2.1            Stock Purchase Agreement, dated as of July 27, 2001, by and between Todd Ficeto and The Berman Family Trust (incorporated by reference to exhibit 2.1 of the Registrant's Form 8-K filed with the Securities and Exchange Commission on August 3, 2001).

3.1 Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on June 4, 1985 (incorporated by reference to exhibit 3.1 of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(a) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on July 16, 1987 (incorporated by reference to exhibit 3.1(a) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(b) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on February 3, 1992 (incorporated by reference to exhibit 3.1(b) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(c) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on November 23, 1992 (incorporated by reference to exhibit 3.1(c) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(d) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on December 15, 1994 (incorporated by reference to exhibit 3.1(d) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(e) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on November 7, 1995 (incorporated by reference to exhibit 3.1(e) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(f) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on December 30, 1996 (incorporated by reference to exhibit 3.1(f) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.1(g) Certificate of Merger of GoPublicNow.com, Inc. into DermaRx Corporation filed with the Delaware Secretary of State on April 6, 2000 (incorporated by reference to exhibit 3.1(g) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002.

3.1(h) Certificate of Amendment of the Registrant filed with the Delaware Secretary of State on November 8, 2000 (incorporated by reference to exhibit 3.1(h) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16, 2002).

3.2 By-Laws of the Registrant, as amended and restated (incorporated by reference to exhibit 3(b) of the Registrant's Form 10-KSB filed with the Securities and Exchange Commission on April 16,
               2002).

4.1            Specimen Common Stock Certificate.

5.1*           Opinion of Kirkpatrick & Lockhart, LLP.

Exhibit
Number         Description of Exhibit
--------       ----------------------
10.1           Shell Acquisition Agreement dated February 24, 2000 by and between DermaRx Corp., a Delaware corporation, shareholders of DermaRx Corp. who are the owners or otherwise represent at least
               51% of all of the issued and outstanding common stock and GoPublicNow.com, Inc. (incorporated by reference to exhibit 10.1 of the Registrant's Form 8-K filed with the Securities and Exchange Commission on June 20, 2000).

10.2 Limited Offer to Exercise Outstanding Warrant Units, dated December 1, 2000 (incorporated by reference to exhibit 10(b) of the Registrant's Form 10-KSB for the year ended December 31,
               2000).

10.3 Warrant agreement dated December 1, 2000 (incorporated by reference to exhibit 10(c) of the Registrant's Form 10-KSB for the year ended December 31, 2000).

10.4 Confidential Private Placement Memorandum dated February 20, 2001 (incorporated by reference to exhibit 10(d) of the Registrant's Form 10-KSB for the year ended December 31, 2000).

10.5 Warrant Agreement dated February 12, 2001 (incorporated by reference to exhibit 10(e) of the Registrant's Form 10-KSB for the year ended December 31, 2000).

10.6 Stock Purchase Agreement dated September 7, 2001 between the Registrant and Terra Industries, Inc. regarding sale of GoNowSecurities, Inc. (incorporated by reference to exhibit 10.3 of the Registrant's Form 10-QSB filed with the Securities and Exchange Commission on May 15, 2002).

10.7 Closing agreement dated February 26, 2002 between the Registrant, Terra Industries, Inc. and William A. Husa (incorporated by reference to exhibit 10.3(a) of the Registrant's Form 10-QSB filed with the Securities and Exchange Commission on May 15,
               2002).

10.8 Investor Rights Agreement, dated January 8, 2002 between the Registrant and Todd Ficeto (incorporated by reference to exhibit
               10.1 of the Registrant's Form 10-QSB filed with the Securities and Exchange Commission on May 15, 2002).

10.9 Warrant dated January 8, 2002 issued to Todd Ficeto (incorporated by reference to exhibit 10.2 of the Registrant's Form 10-QSB filed with the Securities and Exchange Commission on May 15,
               2002).

21.1           Subsidiaries of the Registrant.

23.1           Consent of Singer Lewak Greenbaum & Goldstein LLP.

23.2           Consent of Corbin & Wertz.

23.3*          Consent of Kirkpatrick & Lockhart LLP (contained in exhibit 5.1).
-----------------------
*   To be filed by amendment.